Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

August 3, 2020

by and among

GTCR-ULTRA HOLDINGS, LLC,

GTCR-ULTRA HOLDINGS II, LLC,

FINTECH III MERGER SUB CORP.,

FINTECH ACQUISITION CORP. III,

FINTECH ACQUISITION CORP. III PARENT CORP.,

GTCR/ULTRA BLOCKER, INC.

and

GTCR FUND XI/C LP

i

EXHIBITS

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Nominating Agreement

Exhibit C – Tax Receivables Agreement

Exhibit D – Sponsor Agreement

Exhibit E – Form of Certificate of Merger

Exhibit F – Holdings Equity Compensation Plan

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 3, 2020, is entered into by and among GTCR-Ultra Holdings, LLC, a Delaware limited liability company (“Seller”), GTCR Ultra-Holdings II, LLC, a Delaware limited liability company (the “Company”), FinTech Acquisition Corp. III Parent Corp., a Delaware corporation (“Holdings”), FinTech III Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”), FinTech Acquisition Corp. III, a Delaware corporation (“Acquiror”), GTCR/Ultra Blocker, Inc., a Delaware corporation (“Blocker”) and GTCR Fund XI/C LP, a Delaware limited partnership (“Blocker Seller”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

WHEREAS, prior to the Closing, Blocker, Seller, GTCR Partners XI/B LP, a Delaware limited partnership, GTCR/Ultra Splitter LP, a Delaware limited partnership (“Splitter”), and the Company will have consummated the transactions set forth on Section 1.01(a) of the Company Disclosure Schedules (the “Pre-Closing Restructuring”);

WHEREAS, immediately following the consummation of the Pre-Closing Restructuring, Blocker and Seller will be the record and beneficial owner of one hundred percent (100%) of the issued and outstanding Company Units;

WHEREAS, immediately following the consummation of the Pre-Closing Restructuring, Blocker Seller will be the record and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of capital stock of Blocker (the “Blocker Shares”);

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Holdings is a newly formed entity, and was formed for the purpose of the Transactions, and the parties hereto have agreed that it is desirable to utilize Holdings to effectuate the Merger and for Holdings to register with the SEC to become a publicly traded company;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Holdings, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, Merger Sub is to merge with and into Acquiror pursuant to the Merger, with Acquiror surviving as the Surviving Company;

WHEREAS, in connection with the Transactions, Seller, the Sponsors and Holdings are to enter into the Registration Rights Agreement at Closing in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, Seller and Holdings are to enter into the Nominating Agreement at Closing in substantially the form attached hereto as Exhibit B (the “Nominating Agreement”);

WHEREAS, in connection with the Transactions, Holdings, the Company, Blocker, Seller and Blocker Seller are to enter into the Tax Receivables Agreement at Closing in substantially the form attached hereto as Exhibit C (the “Tax Receivables Agreement”);

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Blocker, Holdings, Merger Sub, Blocker Seller and Seller have each determined that it is in the best interests of such Person and the stockholders of such Person, and declared it advisable, to enter into this Agreement;

WHEREAS, the respective boards of directors or similar governing bodies of each of Holdings, Acquiror and Merger Sub have (i) declared it advisable, to enter into this Agreement providing for the Merger in accordance with the Delaware General Corporation Law (the “DGCL”), (ii) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and (iii) adopted a resolution recommending the transactions set forth in this Agreement be adopted by the stockholder(s) of such Person;

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the Acquiror Stockholders for the Business Combination (the “Offer”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), such private placements to be consummated prior to the consummation of the Transactions; and

WHEREAS, on or prior to the date hereof, Sponsors, Acquiror, Seller, Holdings, Blocker Seller and the other parties thereto have entered into the Sponsor Agreement in the form attached hereto as Exhibit D (the “Sponsor Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” has the meaning set forth in Section 9.09(b).

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Common Share” has the meaning specified in Section 3.01(a).

“Acquiror Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B common stock, par value $0.0001 per share.

“Acquiror Common Stock” means collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Common Stockholder Redemption Amount” means, as of the date of determination, the aggregate amount of cash necessary to satisfy all Acquiror Common Stockholder Redemption Elections.

“Acquiror Common Stockholder Redemption Election” means the election of a holder of shares of Acquiror Class A Common Stock issued in Acquiror’s initial public offering to redeem such holder’s shares of Acquiror Class A Common Stock held by such holder in exchange for cash, in each case, in accordance with the Acquiror Organizational Documents, this Agreement, the Trust Agreement and the Proxy Statement/Prospectus.

“Acquiror Disclosure Schedules” means the confidential Acquiror Disclosure Schedules delivered by Acquiror in connection with, and constituting a part of, this Agreement.

“Acquiror Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of Acquiror, or (b) the ability of Acquiror to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iii) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of a Company Party; (iv) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (v) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (iv) immediately above shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect (in which case, only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect, and to the extent such change is not otherwise excluded from being taken into account by clauses (i) through (v) above) on the Acquiror Parties, taken as a whole, compared to other participants in the industries in which the Acquiror Parties conduct their business.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Party” means each of Acquiror, Holdings and Merger Sub.

“Acquiror Representations” means the representations and warranties of Acquiror, Holdings and Merger Sub expressly and specifically set forth in Article VIII of this Agreement, as qualified by the Acquiror Disclosure Schedules, any agreement set forth in clause (a) of the definition of "Ancillary Agreements" or any certificate delivered by Acquiror pursuant to Section 10.03(c). For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror, Holdings and Merger Sub.

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 9.07(a).

“Acquiror Transaction Expenses” means all fees, costs and expenses of the Acquiror Parties incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Agreements, the performance and compliance with all Ancillary Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Acquiror Parties, whether paid or unpaid prior to the Closing, excluding, for the avoidance of doubt, any Reimbursable Transaction Expenses.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, the Acquiror Parties, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Ancillary Agreements” means (a) the Registration Rights Agreement, the Tax Receivables Agreement, the Nominating Agreement, the Sponsor Agreement, the Sponsor Voting Agreement, the Subscription Agreements, and (b) all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between any of the Retained Counsel (with respect to its representation of Seller, Blocker Seller and the Company Entities), on the one hand, and Seller, Blocker Seller, or the Company Entities, or any of their respective Affiliates, on the other hand, that in any way relates to the Transactions, including any representation, warranty, or covenant of any Party under this Agreement or any related agreement.

“Audited Financial Statements” has the meaning specified in Section 5.05.

“Available Closing Date Total Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the Available Closing Date Trust Cash, plus (ii) the aggregate amount of cash that has been funded to Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Available Closing Date Trust Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account, minus (ii) the sum of all payments to be made as a result of the completion of the Offer and any redemptions of Acquiror Class A Common Stock by any Redeeming Stockholders, minus (iii) the Acquiror Transaction Expenses, minus (iv) the Reimbursable Transaction Expenses up to a maximum of $1.5 million, minus (v) to the extent not included in the Acquiror Transaction Expenses, the sum of all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed by the Acquiror Parties or their respective Affiliates (to the extent the Acquiror Parties are responsible for or obligated to reimburse or repay any such amounts). For the avoidance of doubt, Available Closing Date Trust Cash shall not be reduced by the Company Transaction Expenses.

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Company Entity for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity or under which such Company Entity has any liability (including on account of any ERISA Affiliate).

“Blocker Cash Consideration” means the Blocker Portion of the Closing Aggregate Cash Consideration.

“Blocker Exchange Shares” means the Blocker Portion of the Exchange Shares.

“Blocker Portion” means the percentage set forth on Section 1.1(d) of the Company Disclosure Schedules, or such other percentage, as determined by Seller in good faith, to be the Blocker’s indirect ownership percentage in Seller prior to the Pre-Closing Restructuring.

“Business” shall mean the business of the Company Entities collectively as of the date hereof; and references to “business of the Company”, “Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively as of the date hereof.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Card Associations” has the meaning set forth in Section 5.28(a).

“Card Association Registrations” has the meaning set forth in Section 5.28(a).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on November 16, 2018.

“Certificate of Merger” has the meaning specified in Section 2.03.

“Change in Control” means the occurrence of the following event: any one Person (other than any Company Party or its respective Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding any Company Party or its respective Affiliates), acquiring ownership of equity securities of Holdings which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Holdings; provided, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of Holdings through one or more transactions, the “price per share” paid or payable to the stockholders of Holdings for purposes of Sections 4.05(b)(i) - (ii) shall be the last price per share paid by such Person(s) in connection with all such transactions.

“Claim” has the meaning set forth in Section 9.10(b).

“Closing” has the meaning specified in Section 2.04.

“Closing Aggregate Cash Consideration” means an amount equal to (i) the Available Closing Date Total Cash, plus (ii) the Excess Company Cash, minus (iii) Company Transaction Expenses.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Date Certificate” has the meaning specified in Section 2.01.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Board” means the board of managers of the Company.

“Company Cash” means the aggregate amount of cash and cash equivalents held by the Company Entities, as adjusted for deposits in transit, outstanding checks and other proper reconciling items in accordance with GAAP, as of the opening of business on the Closing Date, as calculated in good faith by the Company.

“Company Closing Cash Consideration” means the Closing Aggregate Cash Consideration less the Blocker Cash Consideration.

“Company Disclosure Schedules” means the confidential Company Disclosure Schedules delivered by the Company in connection with, and constituting a part of, this Agreement.

“Company Exchange Shares” means the Exchange Shares less the Blocker Exchange Shares.

“Company Entities” means, collectively, the Company and its Subsidiaries.

“Company Fundamental Representations” has the meaning set forth in Section 10.02(a).

“Company Intellectual Property” means collectively, the Company Software and all Intellectual Property that is owned by any Company Entity.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound, but excluding Contracts concerning “off the shelf,” “shrink wrap,” or other commercially available software, in each case, available to the public as of the Closing Date.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority in any jurisdiction, including registered trademarks, copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Party” means each of Company, Seller, Blocker Seller and Blocker.

“Company’s Knowledge” means the actual knowledge, after due inquiry, of the individuals set forth in Section 1.1(a) of the Company Disclosure Schedules.

“Company LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of November 13, 2018, as amended prior to the Effective Time.

“Company Organizational Documents” means the certificate of formation of the Company and the Company LLC Agreement.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Disclosure Schedules, any agreement set forth in clause (a) of the definition of "Ancillary Agreements" or any certificate delivered by or on behalf of the Company pursuant to Section 10.02(c). For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means software owned or exclusively licensed by any Company Entity that is utilized in providing products or services to the Company’s customers.

“Company Transaction Expenses” means all accrued fees, costs and expenses of Seller, Blocker, Blocker Seller, the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Agreements, the performance and compliance with all Ancillary Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Seller, Blocker, Blocker Seller, the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.

“Company Units” means the Company’s “Common Units” as such term is defined in the Company LLC Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 9.01.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Acquiror’s initial public offering payable to the underwriters upon consummation of a Business Combination (as adjusted pursuant to the Sponsor Agreement).

“Earnout Period” has the meaning specified in Section 4.05(a).

“Earnout Shares” has the meaning specified in Section 4.05(a).

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.03.

“Employment Contracts” has the meaning set forth in Section 5.23.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or any other adverse restriction of any kind, including any adverse restriction on use of property or assets or exercise of any other attribute of ownership; provided, however, that any restrictions pursuant to applicable securities law shall not be considered Encumbrances.

“Equity Value” means $1,045,000,000.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Permits” means any Permits required by applicable Environmental Laws.

“Equity Consideration Amount” means an amount equal to (i) the Equity Value minus (ii) the Closing Aggregate Cash Consideration.

“Equity Consideration Ratio” means an amount express as a percent equal to the Equity Consideration Amount, divided by the Equity Value.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Company Entity under Section 414 of the Code.

“Excess Company Cash” means an amount equal to the excess, if any, of the Company Cash over $30,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” means an aggregate number of Holdings Common Shares equal to (x) the Equity Consideration Amount, divided by (y) $10.

“Excluded Shares” means shares of Acquiror Common Stock, if any, (i) held in the treasury of Acquiror, (ii) for which a Redeeming Stockholder has demanded that Acquiror redeem such shares of Acquiror Class A Common Stock or (iii) which are Sponsor Shares to be cancelled pursuant to Section 2.02.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Financial Statements” has the meaning specified in Section 5.05.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of August 1, 2017, by and among GTCR-Ultra Intermediate Holdings, Inc., the Lenders and Issuing Banks party thereto, and Antares Capital LP, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of July 13, 2018, as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of November 1, 2018, as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of December 20, 2018, as further amended by that certain Amendment No. 4 to Credit Agreement, dated as of July 24, 2020.

“Form S-4” means the registration statement on Form S-4 of Holdings with respect to registration of the Holdings Common Shares to be issued in connection with the Transactions.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Board” means the board of directors of Holdings.

“Holdings Common Share” means a share of common stock, par value $0.0001 per share, of Holdings.

“Holdings Common Share Price” means, on any date after the Closing, the closing sale price per Holdings Common Share reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Holdings Revised Charter” means the Amended and Restated Certificate of Incorporation of Holdings to be filed with the Secretary of State of the State of Delaware at the Effective Time.

“Holdings Warrant” means a warrant entitling the holder to purchase such number of Holdings Common Share(s) per warrant as set forth therein.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication and with respect to the Company Entities, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions (in each case to the extent drawn); (g) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided, that Indebtedness shall not include (i) accounts payable to trade creditors; and (ii) Indebtedness owing from one Company Entity to another Company Entity.

“Insurance Policies” has the meaning set forth in Section 5.21.

“Intellectual Property” means all of the following intellectual property rights, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) copyrightable works of authorship, expressions, designs and design registrations, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (c) inventions, discoveries, trade secrets and know-how, database rights, confidential and proprietary information and all rights therein; and (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Intended Tax Treatment” has the meaning set forth in Section 9.11(f).

“Interim Balance Sheet” has the meaning set forth in Section 5.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 5.05(a).

“Interim Financial Statements” has the meaning set forth in Section 5.05(a).

“ISO” means a registered “independent sales organization” in the business of developing and marketing merchant bank card programs, originating merchant relationships and providing merchant bank card management services.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, Order, decree or other regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Leases” has the meaning set forth in Section 5.08(c).

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, or criminal, administrative, civil or governmental audit, subpoena, or investigation.

“Liabilities” has the meaning set forth in Section 5.06.

“Material Adverse Effect” means any effect, event, occurrence, development, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the Business, financial condition, results of operations or assets of the Company Entities, taken as a whole, or (b) the ability of the Company Parties to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Material Adverse Effect pursuant to clause (a): any effect, event, occurrence, development, fact, condition or change attributable to (i) the announcement, pendency or completion of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company Entities operate, general political or social conditions (including the 2020 elections in the United States), the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates); (iii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (iv) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; (v) actions required to be taken pursuant to any directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of a disease, outbreak, epidemic or pandemic (including the COVID-19 Pandemic); (vi) the failure of the Company Entities to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, riots, civil unrest or public disorders; (viii)  changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 Pandemic), weather condition, explosion or fire or other force majeure event or act of God; (ix) any of the matters disclosed on the Schedules; or (x) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of any Acquiror Party; provided that, in the case of clauses (ii), (iv) and (vii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company Entities as compared to other Persons or businesses that operate in the industry in which the Company Entities operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or shall occur.

“Material Contracts” has the meaning set forth in Section 5.13.

“Maximum Target” has the meaning specified in Section 4.05(a)(ii).

“Member Bank” has the meaning set forth in Section 5.28(a).

“Merchant” means any customer for whom a Company Entity presently provides processing or other electronic payment, credit or debit card related products, systems or services.

“Merchant Originator” means any Person other than the Company or any of its Subsidiaries that is an independent sales organization, reseller, referral partner or other source of merchant processing contracts.

“Merger” has the meaning specified in in Section 2.03.

“Merger Sub” has the meaning specified in the preamble hereto.

“Money Laundering Laws” has the meaning set forth in Section 5.26(c).

“Minimum Target” has the meaning specified in Section 4.05(a)(i).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“Network Rules” has the meaning set forth in Section 5.28(b).

“Nominating Agreement” has the meaning specified in the Recitals hereto.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offer” has the meaning specified in the Recitals hereto.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax Laws.

“Pass-Through Income Tax Return” means any Tax Return reporting the income of any Company Entity that is allocable to, and reportable as income of, the Company’s direct or indirect equityholders under applicable Tax Law.

“Per Share Merger Consideration” means one Holdings Common Share.

“Permits” means any consent, franchise, approval, permit, filing, authorization, license, order, registration, certificate, exemption, variance and other similar permit or rights obtained from any Governmental Authority necessary for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith, (d) any statutory lien arising in the ordinary course of business by operation of applicable Laws with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (e) purchase money Encumbrances securing rental payments under capital lease arrangements, (f) leases for Leased Real Property to which a Company Entity is a party, (g) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business that do not, individually or in the aggregate, materially interfere with the current use of the Leased Real Property, (h) Encumbrances granted under the First Lien Credit Agreement, (i) non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business, and (j) Encumbrances securing surety bonds incurred in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Pre-Closing Restructuring” has the meaning specified in the Recitals hereto.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and, with respect to any tax period that does not end on the Closing Date, the portion of such period ending on and including the Closing Date.

“Proxy Statement” means the proxy statement filed by Acquiror with respect to the Acquiror Stockholders’ Meeting to approve the Voting Matters.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement, which shall constitute a proxy statement of Acquiror to be used for the Acquiror Stockholders’ Meeting to approve the Voting Matters (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Class A Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the Holdings Common Shares to be offered and issued as part of the transactions contemplated by this Agreement, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of Nasdaq.

“Redeeming Stockholder” means a holder of Acquiror Class A Common Stock who demands that Acquiror redeem its Acquiror Class A Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registration Rights Agreement” has the meaning set forth in the Recitals hereto.

“Reimbursable Transaction Expenses” means the the fees, expenses or other amounts identified as “Reimbursable Transaction Expenses” on Section 1.1(c) of the Acquiror Disclosure Schedules.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Portion” means an amount, expressed as a percentage, equal to 1 minus the Blocker Portion.

“Seller Representations” means the representations and warranties of Seller and Blocker Seller expressly and specifically set forth in Article VII of this Agreement, as qualified by the Company Disclosure Schedules or any agreement set forth in clause (a) of the definition of "Ancillary Agreements". For the avoidance of doubt, the Seller Representations are solely made by Blocker Seller and Seller and on a several basis.

“Sponsor Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsors, Acquiror, Seller, Holdings, Blocker Seller and the other parties thereto, as amended or modified from time to time.

“Sponsor Share” means a share of Acquiror Common Stock held by any of the Sponsors as of immediately prior to the Effective Time.

“Sponsors” means FinTech Investor Holdings III, LLC, 3FIII, LLC and FinTech Masala Advisors, LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Company” has the meaning specified in Section 2.03.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Tax” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, additions to tax or penalties with respect thereto.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Receivable Agreement” has the meaning set forth in the Recitals hereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Top Suppliers” has the meaning set forth in Section 5.25.

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Merger, the Sale and the contributions contemplated in Sections 4.01, 4.03 and 4.04.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Transactions pursuant to this Agreement.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Voting Matters” shall have the meaning specified in Section 9.07(b).

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 15, 2018 between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

1.02 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c) References to “$” or “dollars” refer to lawful currency of the United States.

(d) Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h) The term “foreign” means non-United States.

(i) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(j) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(k) The phrases “ordinary course of business,” “ordinary course of business consistent with past practice” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto taken in response to or as a result of the COVID-19 Pandemic).

(l) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Holdings Common Shares or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Holdings Common Shares or shares of Acquiror Common Stock will be appropriately adjusted to provide to the Company, Blocker Seller, and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit Acquiror, Holdings or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGER; CLOSING

2.01 Closing Date Certificate. No sooner than five or later than three Business Days prior to the Closing, Acquiror shall deliver to Seller a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Trust Cash and Available Closing Date Total Cash (including reasonable supporting detail thereof), the Aggregate Closing Cash Consideration, the Equity Consideration Amount, and the number of Exchange Shares, in each case determined in accordance with the definitions set forth in this Agreement. Acquiror shall consider in good faith Seller’s comments to the Closing Date Certificate delivered to Acquiror no less than two Business Days prior to the Closing.

2.02 Cancellation of Sponsor Shares. Pursuant to the terms of and as further specified in the Sponsor Agreement, immediately prior to the Effective Time, Acquiror and the Sponsors shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of any Acquiror Party, the Surviving Company or the Sponsors, 1,427,437.5 Sponsor Shares.

2.03 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Holdings and Merger Sub shall cause Merger Sub to be merged with and into Acquiror (the “Merger”), with Acquiror being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger between Merger Sub and Acquiror in the form of Exhibit E (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.04 Closing. In lieu of an in-person meeting, the closing of the Transactions (the “Closing”) shall be accomplished by teleconference and electronic exchange of documents (in .pdf or image format) on the date which is two Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and Seller may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Holdings and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.05 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.06 Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, (i) the certificate of incorporation of Acquiror as in effect immediately prior to the Effective Time shall be amended and restated as set forth in the Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of Acquiror as in effect immediately prior to the Effective Time shall be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced with references to the name of Acquiror, until thereafter amended as provided therein or by the DGCL.

2.07 Directors and Officers of the Surviving Company. Each of Holdings and Merger Sub shall cause the individuals set forth on Section 2.07 of the Company Disclosure Schedules to be designated or appointed as the directors and officers of Merger Sub immediately prior to the Effective Time, and such individuals shall be the directors and officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article III
EFFECTS OF THE MERGER

3.01 Conversion of Shares of Acquiror Common Stock and Merger Sub Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Acquiror Stockholder, each share of Acquiror Common Stock (an “Acquiror Common Share”) that is issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares, which shall not constitute “Acquiror Common Shares” hereunder), shall thereupon be converted into, and the holder of such Acquiror Common Share shall be entitled to receive, the Per Share Merger Consideration for such Acquiror Common Share. All of the shares of Acquiror Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such shares of Acquiror Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Acquiror Common Stock shall have been converted in the Merger.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Holdings or Merger Sub, each share of common stock, par value $0.0001 per share, of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Company.

(c) At the Effective Time, without any action on the part of any holder of Excluded Shares, each Excluded Share shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

3.02 Delivery of Per Share Merger Consideration. The holders of such Acquiror Common Shares shall be entitled to receive in exchange therefor (i) the Per Share Merger Consideration into which such Acquiror Common Shares have been converted pursuant to Section 3.01(a) and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 3.04 plus dividends declared after the Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.02, each Acquiror Common Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration which the holders of Acquiror Common Shares were entitled to receive in respect of such shares pursuant to this Section 3.02 (and cash in lieu of fractional shares pursuant to Section 3.04 plus any dividends declared after the Effective Time which are unpaid, if any). Notwithstanding the foregoing, if a certificate evidencing Acquiror Common Shares is held in electronic form, then surrender of such certificate shall be effected upon delivery of a confirmation of cancellation of such certificate from Acquiror’s transfer agent.

3.03 Acquiror Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Acquiror Warrants, each Acquiror Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Acquiror Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of Acquiror Common Stock set forth therein and in substitution thereof such Acquiror Warrant shall entitle the holder thereof to acquire such equal number of Holdings Common Share(s) per Acquiror Warrant.

3.04 Fractional Shares. No certificate or scrip representing fractional Holdings Common Shares shall be issued upon the surrender for exchange of Certificates of Acquiror Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdings. Notwithstanding any other provision of this Agreement, each holder of Acquiror Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of Holdings Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Holdings Common Share multiplied by ten U.S. dollars ($10).

Article IV
THE STOCK PURCHASE AND THE CONTRIBUTIONs AND EXCHANGEs

4.01 Contributions and Exchanges.

(a) Immediately following the consummation of the Merger, Blocker Seller shall (and, subject only to the consummation of the Closing, hereby does) contribute to Holdings all right, title and interest in and to a number of Blocker Shares equal to the product of the Equity Consideration Ratio and the aggregate number of Blocker Shares, free and clear of all Encumbrances, and, in exchange therefor, (i) Holdings shall (and, subject only to the consummation of the Closing, hereby does) issue to Blocker Seller, the Blocker Exchange Shares, free and clear of all Encumbrances and (ii) Blocker Seller shall have the right to be issued the applicable portion of the Earnout Shares when and as required by Section 4.05 as additional consideration for the transactions contemplated by this Section 4.01(a) (and without the need for additional consideration from Blocker Seller), free and clear of all Encumbrances other than any Contract with Holdings or any of its Subsidiaries to which Blocker Seller might then be a party.

(b) Immediately following the consummation of the transactions contemplated by Section 4.01(a), Seller shall (and, subject only to the consummation of the Closing, hereby does) contribute to Holdings all right, title and interest in and to a number of Company Units equal to the product of the Equity Consideration Ratio and the aggregate number of Company Units, free and clear of all Encumbrances, and, in exchange therefor, (i) Holdings shall (and, subject only to the consummation of the Closing, hereby does) issue to Seller, the Company Exchange Shares, free and clear of all Encumbrances, and (ii) Seller shall have the right to be issued the applicable portion of the Earnout Shares when and as required by Section 4.05 as additional consideration for the transactions contemplated by this Section 4.01 and Section 4.02 (and without the need for additional consideration from Seller), free and clear of all Encumbrances other than any Contract with Holdings or any of its Subsidiaries to which Seller might then be a party (together with the transactions described in Section 4.01(a), the “Contributions”).

4.02 Stock Purchase. Immediately following the consummation of the transactions contemplated by Section 4.01, (a) Blocker Seller shall (and, subject only to the consummation of the Closing, hereby does) sell, assign, transfer and deliver to Holdings, and Holdings shall purchase, acquire and accept delivery from Blocker Seller of, all right, title and interest in the Blocker Shares held by Blocker Seller after giving effect to the transactions contemplated by Section 4.01 and (b) Seller shall (and, subject only to the consummation of the Closing, hereby does) sell, assign, transfer and deliver to Holdings, and Holdings shall purchase, acquire and accept delivery from Seller of, all right, title and interest in the Company Units held by Seller after giving effect to the transactions contemplated by Section 4.01. In consideration for the foregoing sale of the Blocker Shares and Company Units (the “Sale”), Holdings shall pay to Blocker Seller the Blocker Cash Consideration and to Seller the Company Closing Cash Consideration.

4.03 Holdings Contribution. Immediately following the consummation of the transactions contemplated by Section 4.02, Holdings shall (and, subject only to the consummation of the Closing, hereby does) contribute to Acquiror all right, title and interest in and to (i) the Company Units held by Holdings after giving effect to the transactions contemplated by Section 4.02 and (ii) the Blocker Shares held by Holdings after giving effect to the transactions contemplated by Section 4.02.

4.04 Blocker Seller Contribution. Immediately following the consummation of the transactions contemplated by Section 4.03, Blocker Seller shall (and, subject only to the consummation of the Closing, hereby does) contribute to Seller all right, title and interest in and to (i) the shares of Holdings held by Blocker Seller and (ii) the right to receive the Blocker Portion of the Earnout Shares pursuant to 4.05.

4.05 Earnout.

(a) From and after the Closing until the fifth anniversary of the Closing Date (the “Earnout Period”), promptly (but in any event within five Business Days) after the occurrence of any of the following (any one or more of which may occur at the same time), Holdings shall issue, up to an additional 14,000,000 Holdings Common Shares (the “Earnout Shares”) to Seller and Blocker Seller in accordance with their Seller Portion and Blocker Portion, as applicable, as additional consideration for the Transactions (and without the need for additional consideration from Seller or Blocker Seller), fully paid and free and clear of all Encumbrances other than any Contract with Holdings or any of its Subsidiaries to which Seller or Blocker Seller might then be a party:

(i) if the Holdings Common Share Price is greater than $15.00 (such share price as adjusted pursuant to this Section 4.05, the “Minimum Target”) for any period of 20 trading days out of 30 consecutive trading days, an aggregate of 7,000,000 Holdings Common Shares plus the amount of Holdings Common Shares issuable pursuant to Section 4.05(a)(i) if not previously issued; and

(ii) if the Holdings Common Share Price is greater than $17.50 (such share price as adjusted pursuant to this Section 4.05, the “Maximum Target”) for any period of 20 trading days out of 30 consecutive trading days, an aggregate of 7,000,000 Holdings Common Shares plus the amount of Holdings Common Shares issuable pursuant to Section 4.05(a)(i) and Section 4.05(a)(ii), in each case if not previously issued.

(b) Upon the first Change in Control to occur during the Earnout Period, Holdings shall, no later than immediately prior to the consummation of such Change in Control, issue to Seller and Blocker Seller in accordance with their Seller Portion and Blocker Portion, as applicable, as additional consideration for the Transactions (and without the need for additional consideration from Seller or Blocker Seller), free and clear of all Encumbrances other than applicable federal and state securities law restrictions and any Contract with Holdings or any of its Subsidiaries to which Seller or Blocker Seller might then be a party, a number of Earnout Shares equal to the following:

(i) if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Maximum Target, 7,000,000 Holdings Common Shares less any Holdings Common Shares previously issued pursuant to Section 4.05(a)(i); and

(ii) if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than the Maximum Target, 14,000,000 Holdings Common Shares less any Holdings Common Shares previously issued pursuant to Section 4.05(a)(i) or Section 4.05(a)(ii).

For the avoidance of doubt, if the price per share paid or payable to the stockholders of Holdings in connection with the first Change in Control to occur during the Earnout Period is less than the Minimum Target, then no Earnout Shares shall be issuable pursuant to this Section 4.05(b).

(c) At all times during the Earnout Period, Holdings shall keep available for issuance a sufficient number of unissued Holdings Common Shares to permit Holdings to satisfy its issuance obligations set forth in this Section 4.05 and shall take all actions required to increase the authorized number of Holdings Common Shares if at any time there shall be insufficient unissued Holdings Common Shares to permit such reservation.

(d) Holdings shall take such actions as are reasonably requested by Seller or Blocker Seller to evidence the issuances pursuant to this Section 4.05 and, if requested, through the delivery of duly and validly executed certificates or instruments representing the Earnout Shares.

(e) In the event Holdings shall at any time during the Earnout Period pay any dividend on Holdings Common Shares by the issuance of additional Holdings Common Shares, or effect a subdivision or combination or consolidation of the outstanding Holdings Common Shares (by reclassification or otherwise) into a greater or lesser number of Holdings Common Shares, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Holdings Common Shares (including any other shares so reclassified as Holdings Common Shares) outstanding immediately after such event and the denominator of which is the number of Holdings Common Shares that were outstanding immediately prior to such event and (ii) the Holdings Common Share Price values set forth in Sections 4.05(a)(i) -(ii) above shall be appropriately adjusted to provide to Seller and Blocker Seller the same economic effect as contemplated by this Agreement prior to such event.

(f) During the Earnout Period, Holdings shall take all reasonable efforts for (i) Holdings to remain listed as a public company on, and for the Holdings Common Shares (including, when issued, the Earnout Shares) to be tradable over, Nasdaq and (ii) the Earnout Shares, when issued, to be approved for listing on Nasdaq; provided, however, that the foregoing shall not limit Holdings from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 4.05(b) above, Holdings shall have no further obligations pursuant to this Section 4.05(f).

4.06 Payment of Expenses.

(a) On or prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date (collectively, the “Outstanding Company Expenses”).

(b) On or prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of the Acquiror Transaction Expenses (collectively, the “Outstanding Acquiror Expenses”).

4.07 Withholding. Holdings or anyone acting on its behalf shall be entitled to deduct and withhold from the payment of Blocker Cash Consideration and Company Closing Cash Consideration such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law. Any sum which is withheld as permitted by this Section 4.07 shall be remitted to the appropriate Governmental Authority and Holdings shall provide Seller and Blocker Seller with all appropriate or required reports showing such withholding. As of the date hereof, Holdings is not aware of any such withholding obligation. Upon becoming aware of any such withholding obligation, Holdings shall promptly provide Seller or Blocker Seller, as applicable, with written notice (which notice shall describe the basis for such deduction or withholding), and shall provide Seller and Blocker Seller, as applicable, with a reasonable opportunity to provide such forms, certificates or other evidence, and reasonably cooperate with Seller and Blocker Seller, as applicable, to eliminate or reduce any such required deduction or withholding. Subject to the foregoing, to the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to each Acquiror Party as of the date of this Agreement:

5.01 Organization and Qualification; Subsidiaries. Each Company Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 5.01 of the Company Disclosure Schedules sets forth each jurisdiction in which each Company Entity is licensed or qualified to do business, and each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. Section 5.01 of the Company Disclosure Schedules sets forth all of the Company’s Subsidiaries, and the Company directly or indirectly owns 100% of the outstanding membership and other equity interests of such Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company does not own or have any ownership interest in any other Person other than the Subsidiaries set forth on Section 5.01 of the Company Disclosure Schedules. True and complete copies of the certificate of incorporation, bylaws or other organizational documents of each Company Entity, as amended to the date of this Agreement, have been made available to Acquiror.

5.02 Authority; Board Approval. The Company has full organizational power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring. The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreement to which it is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.03 No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Company Organizational Documents; (ii) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to any Company Entity; (iii) except as set forth in Section 5.03 of the Company Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Company Entity is a party or by which any Company Entity is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or Business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except with respect to the foregoing clauses (ii), (iii), and (iv) as would not reasonably be expected to have a Material Adverse Effect.

(b) No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act or any other antitrust law.

5.04 Current Capitalization. As of the date hereof:

(a) 100 Company Units are issued and outstanding. As of the date hereof, Seller is the registered owner of all of the Company Units. After giving effect to the Pre-Closing Restructuring, Seller will own the Seller Portion of the Company Units and Blocker will own the Blocker Portion of the Company Units.

(b) Except as disclosed on Section 5.04(b) of the Company Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any of their respective equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Units.

(c) All issued and outstanding Company Units are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Company Organizational Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Company Units were issued in compliance with applicable Law.

(d) No outstanding Company Units are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

5.05 Financial Statements.

(a) Section 5.05 of the Company Disclosure Schedules sets forth (i) the audited consolidated financial statements of the Company and its Subsidiaries consisting of consolidated statements of financial position as of December 31, 2019 and (ii) the audited consolidated financial statements of Seller and its Subsidiaries consisting of consolidated statements of financial position as of December 31, 2017 and December 31, 2018 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements of the Company and its Subsidiaries consisting of a consolidated statement of financial position as of June 30, 2020 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the six month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated statement of financial position of the Company and its Subsidiaries as of June 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

5.06 Undisclosed Liabilities. Except as set forth in Section 5.06 of the Company Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, consistently applied, except (a) those which are reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any Contract), (c) obligations of future performance under Contracts, and (d) those which would not be material to the Company Entities, taken as a whole.

5.07 Absence of Certain Changes or Events.

(a) Except as set forth in Section 5.07(a) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, since the Interim Balance Sheet Date through the date hereof, each Company Entity has conducted the Business in the ordinary course of business consistent with past practice.

(b) Other than as set forth in Section 5.07(b) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, since the Interim Balance Sheet Date through the date hereof, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(i) event, occurrence or development that has had or would be reasonably expected to have a Material Adverse Effect;

(ii) amendment of its charter or by-laws or the organizational documents of any of its Subsidiaries;

(iii) split, combination or reclassification of any shares of its capital stock;

(iv) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its or its Subsidiaries’ equity securities;

(v) declaration or payment of any dividends or distributions on or in respect of any of its capital stock; or redemption, purchase or acquisition of its capital stock;

(vi) material change in any method of accounting or accounting practice of the Company, except as required by GAAP, securities laws and regulations or PCAOB standards or as disclosed in the notes to the Financial Statements;

(vii) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii) other than under and in accordance with the First Lien Credit Agreement (which incurrences shall be in the ordinary course of business), incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $250,000 by it or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business or for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any tangible or intangible assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, in each case, with a value in excess of $250,000 individually or $500,000 in the aggregate;

(x) transfer, assignment or grant of any exclusive license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(xi) any capital investment in any other Person in excess of $250,000 individually or $500,000 in the aggregate;

(xii) any loan to any other Person, other than in the ordinary course of business consistent with past practice;

(xiii) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(xiv) imposition of any material Encumbrance upon any Company properties, capital stock or assets, tangible or intangible;

(xv) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $250,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director or consultant;

(xvi) hiring or promoting any individual as or to be (as the case may be) an officer, or hiring or promoting any employee below officer, except in the ordinary course of business consistent with past practice;

(xvii) adoption, material modification or termination of any: (i) Employment Contract, (ii) material Benefit Plan or (iii) collective bargaining or other agreement with a union;

(xviii) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(xix) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of an existing line of business;

(xx) except for the Transactions, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, services or supplies in the ordinary course of business consistent with past practice;

(xxii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxiii) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Holdings in respect of any post-Closing Tax period; or

(xxiv) any Contract to do any of the foregoing.

5.08 Title; Real Property.

(a) No Company Entity owns a freehold estate in any real property.

(b) The Company has good and valid title to, or a valid leasehold interest, as applicable, in, all Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. Except as set forth in Section 5.08 of the Company Disclosure Schedules, all such properties and assets (including leasehold interests) are in the possession of or under the control of a Company Entity.

(c) Section 5.08(c) of the Company Disclosure Schedules lists with respect to each Leased Real Property (i) the street address; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease; and (iii) the current use of such property. With respect to the Leased Real Property, the Company has delivered or made available to Acquiror true, complete and correct copies of the applicable lease, sublease, license or other agreement (including any amendments, modifications or supplements thereto) associated with each Leased Real Property location (the “Leases”). The Leases are in full force and effect, and are binding and enforceable against each Company Entity that is party thereto and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Legal Proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

5.09 Condition and Sufficiency of Assets. Except as set forth in Section 5.09 of the Company Disclosure Schedules, as of the date hereof, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.10 Intellectual Property.

(a) Section 5.10(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations, indicating as to each item as applicable: (A) the owner; (B) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, and (D) the dates of application, issuance or registration of the item; (ii) Company Software; and (iii) internet domain names owned by any Company Entity.

(b) Section 5.10(b) of the Company Disclosure Schedules lists all Company IP Agreements involving annual payments in excess of $250,000. No Company Entity nor, to the Company’s Knowledge, any other party thereto is in default under, or has provided or received any notice of material breach or default of any Company IP Agreement.

(c) Except as set forth in Section 5.10(c) of the Company Disclosure Schedules, a Company Entity is the sole and exclusive legal and record owner of all right, title and interest in and to the Company IP Registrations, and has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into written agreements with every current and former employee that has contributed material Intellectual Property to the Business, and with every current and former independent contractor that has contributed material Intellectual Property to the Business, whereby such employees and independent contractors: (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) as between the Company and such employee or independent contractor, acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any material Company Intellectual Property. To the Company’s Knowledge, the Company’s rights in the Company IP Registrations are valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access to Company Intellectual Property to execute written non-disclosure agreements.

(d) To the Company’s Knowledge, in the past three (3) years the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or diluted the Intellectual Property of any Person. To the Company’s Knowledge, in the past three (3) years no Person has infringed, misappropriated or diluted, or is currently infringing, misappropriating or diluting, any Company Intellectual Property.

(e) Except as set forth in Section 5.10(e) of the Company Disclosure Schedules, no computer software owned, purported to be owned, or developed for use in the Business (including the Company Software) includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(f) There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company Entities; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property; in each case other than as reasonably expected during the ordinary course of prosecution of such Intellectual Property. To the Knowledge of the Company, no Company Entity is subject to any Governmental Order that does or would restrict or impair the use of any Company Intellectual Property.

5.11 Privacy and Data Security.

(a) The Company has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business which is in any Company Entity’s possession, custody or control, or otherwise held or processed on its behalf and each Company Entity is and has been in compliance with such privacy policy. The Company has posted a privacy policy in a clear and conspicuous location on all websites owned or operated by the Company Entities.

(b) Except as set forth in Section 5.11(b) of the Company Disclosure Schedules, each Company Entity has complied at all times in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information and there is no claim pending or threatened in writing against any Company Entity regarding any violation of or noncompliance with such applicable Laws.

(c) Each Company Entity is in material compliance with the terms of all Contracts to which such Company Entity is a party, if any, relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedules, no Person (including any Governmental Authority) has commenced any Legal Proceeding relating to any Company Entity’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Company Entity, or, to the Company’s Knowledge, threatened any such Legal Proceeding, or made any complaint, investigation or inquiry relating to such practices.

(e) The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Company Entity as it currently exists.

(f) The Company has established and implemented programs and procedures that are commercially reasonable, in compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g) Except as set forth in Section 5.11(g) of the Company Disclosure Schedules, to the Knowledge of the Company, the Business of the Company Entities has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or any Company Entity or otherwise held or processed on its behalf.

5.12 Software and IT.

(a) The Company’s Systems are in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the conduct of the Business and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for material software, in each case as necessary for the conduct of the Business as currently conducted.

(b) To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company’s Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Systems or the conduct of the Business of the other Company Entities; or (ii) loss, destruction, damage or harm to any Company Entity or any of their operations, personnel, property or other assets. Each Company Entity has taken all reasonable actions, consistent with industry practices, to protect the integrity and security of the Company’s Systems and the data and other information stored thereon.

(c) The Company Entities maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

5.13 Contracts. Section 5.13 of the Company Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound as of the date hereof (such Contracts being “Material Contracts”):

(a) Contracts for the sale of any of the assets of any Company Entity with a value in excess of $500,000 individually or $1,000,000 in the aggregate, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b) Contracts for joint ventures, partnerships or sharing of profits;

(c) Contracts containing covenants not to compete in any line of business or with any Person in any geographical area;

(d) Contracts containing covenants not to solicit or hire any Person with respect to employment, except for any such Contracts entered into in the ordinary course with suppliers;

(e) Contracts entered into during the past three (3) years relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any business or a material amount of stock or assets of any other Person;

(f) Contracts evidencing Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset);

(g) except for standard indemnification provisions in Contracts entered in the ordinary course of business, any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than any other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(h) any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

(i) any Contract between any Company Entity, on the one hand, and any of their respective managers, directors or executive officers, on the other hand, other than the Employment Contracts;

(j) the Employment Contracts;

(k) collective bargaining agreements or Contracts;

(l) Contracts with Merchants that involve contractual commitments by such Merchant to make annual payments in excess of $250,000 per year and that cannot be canceled by the Company without penalty or without more than thirty (30) days’ notice;

(m) Contracts with suppliers of any Company Entity that involve contractual commitments by a Company Entity to make annual payments in excess of $500,000 per year and that cannot be canceled by a Company Entity without penalty or without more than thirty (30) days’ notice;

(n) any Contract with a Governmental Authority in excess of $100,000;

(o) any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $500,000 in any twelve month period;

(p) any Contract with a Material Merchant Originator or Top Supplier (other than those listed in clauses (l) and (m) of this Section 5.13); and

(q) other Contracts (other than those listed in clauses (a) through (p) of this Section 5.13 and other than the Employment Contracts) (A) that involve aggregate consideration in excess of $1,000,000 per year, and (B) that cannot be canceled by the Company without penalty or without more than 30 days’ notice.

Except as set forth in Section 5.13 of the Company Disclosure Schedules, each Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms and, to the Company’s Knowledge, each other party thereto (assuming the valid execution by such party), and is in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Company Entity, nor to the Company’s Knowledge, any other party thereto is in breach of or default under in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, as of the date hereof, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default in any material respect under any Material Contract by the Company Entity party thereto. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Acquiror.

5.14 Litigation. Except as set forth in Section 5.14 of the Company Disclosure Schedules, as of the date hereof, there are, and during the past two (2) years there have been, no Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing (a) against any Company Entity or any of their respective officers or directors in their capacities as such, that if determined adversely would result in Liabilities that are material to the Company Entities, taken as a whole, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise. Except as set forth in Section 5.14 of the Company Disclosure Schedules, as of the date hereof, there are no outstanding Governmental Orders that would reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

5.15 Compliance with Laws; Permits.

(a) Except as set forth in Section 5.15(a) of the Company Disclosure Schedules, each Company Entity is now, and for the past three (3) years has been, in compliance with all Laws applicable to it or its Business, properties or assets except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

(b) As of the date hereof (i) all Permits required for the Company Entities to conduct the Business have been obtained and are valid and in full force and effect; (ii) all fees and charges with respect to such Permits as of the date hereof have been paid in full; (iii) Section 5.15 of the Company Disclosure Schedules lists all current Permits issued to the Company Entities, including the names of the Permits and their respective dates of issuance and expiration; and (iv) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 5.15 of the Company Disclosure Schedules, except in the case of clause (i), clause (ii) and clause (iv) as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

5.16 Environmental Matters. Except as set forth in Section 5.16 of the Company Disclosure Schedules:

(a) Each Company Entity is currently in compliance, in all material respects, with all Environmental Laws (including obtaining any Environmental Permits required for its operations) and has not received from any Person any: (i) environmental claim (and, to the Company’s Knowledge, no such environmental claim is threatened); or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b) To the Company’s Knowledge, no real property currently owned or leased by any Company Entity is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar state list.

(c) To the Company’s Knowledge, there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the Business at any Company Entity or on any real property currently owned or leased by any Company Entity, and in the past three (3) years, no Company Entity has received a written notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substances; in each case, which would reasonably be expected to result in an environmental claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company Entity.

(d) To the Company’s Knowledge, (i) no Company Entity owns or operates any active or abandoned aboveground or underground storage tanks in violation in any material respect of any applicable Environmental Law; (ii) none of the Company Entities uses any off-site Hazardous Material treatment, storage or disposal facilities or locations in violation of, or reasonably likely to result in liability under, any applicable Environmental Law; and (iii) none of the Company Entities possess any environmental reports, studies, audits, sampling data, site assessments or any other similar documents pertaining to any of the Leased Real Property.

(e) No Company Entity has retained or assumed, by contract or, to the Company’s Knowledge, operation of Law, any ongoing material liabilities or obligations of third parties under Environmental Law.

5.17 Employee Benefit Matters.

(a) Section 5.17(a) of the Company Disclosure Schedules sets forth a list of each material Benefit Plan.

(b) As applicable with respect to the material Benefit Plans, the Company has delivered to Acquiror, true and complete copies of (i) each such Benefit Plan, including all amendments thereto (and in the case of an unwritten material Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the three (3) most recently filed annual reports (Form 5500 and all schedules thereto), (v) the three (3) most recent summary annual reports, financial statements and trustee reports, and (vi) all records, notices and filings made, or received, by the Company Entities during the last three (3) years concerning IRS or DOL audits or investigations and non-exempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Company Entity is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter from the IRS or is entitled to rely upon an opinion or advisory letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

(d) Each Company Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable.

(e) Except as set forth in Section 5.17(e) of the Company Disclosure Schedules, all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) and 501(a) of the Code or through an insurance contract, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected in the Audited Financial Statements (if such accrual is required by GAAP).

(f) No Company Entity or, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan, which would subject any Company Entity to a tax, penalty or liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Company Entity is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h) No Company Entity contributes to or is required to contribute to, or has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, nor does any Company Entity have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(i) No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code.

(j) The execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any employee, former employee, director, officer, agent or independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan. No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director, officer, agent or independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer, agent or independent contractor of the Company Entities has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k) There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and, to the Company’s Knowledge, no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(m) No Company Entity or any ERISA Affiliate thereof has any commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Company Entity or any ERISA Affiliate thereof has any commitment to establish any new benefit plan, program or arrangement.

5.18 Taxes. Except as set forth in Section 5.18 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by the Company Entities have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been timely paid.

(b) The Company Entities have withheld and paid each material Tax required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any Tax Authority in any jurisdiction where the Company Entities do not file Tax Returns that any Company Entity is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Entities, which extension or waiver is still in effect.

(e) The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before June 30, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Entities’ Liability for unpaid Taxes for all periods following the end of the period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Entities.

(f) Section 5.18 of the Company Disclosure Schedules sets forth those taxable years for which examinations by any Tax Authority are presently being conducted.

(g) All deficiencies asserted, or assessments made, against any Company Entity as a result of any completed examinations by any Tax Authority have been fully paid.

(h) No Company Entity is a party to any Legal Proceeding by any Tax Authority. There is no pending or threatened Legal Proceedings against any Company Entity by any Tax Authority.

(i) Each Company Entity has delivered to Acquiror copies of all federal and material state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Company Entity for all Tax periods ending after December 31, 2017.

(j) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company Entities.

(k) No Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to any Company Entity.

(m) No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company or another Company Entity). No Company Entity has Liability for Taxes of any Person (other than a Person that is a member of a group of which any Company Entity is the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(n) No Company Entity will be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received on or before the Closing; or

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing.

(o) No Company Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) No Company Entity is or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(q) Section 5.18 of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company Entities are subject to Tax, are engaged in business or have a permanent establishment. No Company Entity has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Company Entity has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r) No property owned by the Company Entities is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(s) None of the Company Entities has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

5.19 Employee Relations.

(a) Except as set forth in Section 5.19(a) of the Company Disclosure Schedules, no Company Entity is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, the subject of, or to the Company’s Knowledge, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. No Company Entity has experienced any strike, lockout, slowdown or work stoppage at any time, nor, to the Company’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition, demand for recognition, or, to the Company’s Knowledge, union organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.

(b) Each Company Entity has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, discrimination and retaliation, immigration, and the payment and withholding of Taxes. No Company Entity has been or is engaged in any unfair labor practice. Except as set forth in Section 5.19 of the Company Disclosure Schedules, there are no pending or to the Company’s Knowledge, threatened, claims against any Company Entity (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Company Entity (including by any Governmental Authority) on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, including the Worker Adjustment and Retraining Notification (WARN) Act and any similar state, local or foreign law, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulation relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, (xi) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, or (xii) any violation of any other Law relating to labor, employment or employment practices, and no Company Entity is aware of any such claims which have not been asserted.

(c) Each Company Entity has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all employees, leased employees, agents, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to each Company Entity. Except as set forth in Section 5.19(c) of the Company Disclosure Schedules, the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law or under an Employment Contract.

5.20 Transactions with Related Parties. Except for agreements related to employment with Company Entities, and except as set forth in Section 5.20 of the Company Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any director, officer, member or stockholder (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

5.21 Insurance.

(a) Section 5.21(a) of the Company Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which any Company Entity is the owner, insured or beneficiary or covering any of the assets of any Company Entity as of the date hereof (the “Insurance Policies”), copies of which have been made available or previously delivered to Acquiror. As of the date hereof, (i) all premiums due and payable with respect to such Insurance Policies have been paid, (ii) the Insurance Policies are in full force and effect, (iii) no Company Entity has received any written notice of cancellation or non-renewal thereunder, (iv) in the past two (2) years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (v) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last two (2) years.

(b) Except as set forth in Section 5.21(b) of the Company Disclosure Schedules: (i) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; and (ii) there are no outstanding claims under such Insurance Policies as of the date hereof.

5.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of any Company Entity.

5.23 Employment Contracts; Compensation Arrangements; Officers and Directors. The Company has provided to Acquiror a schedule setting forth a complete and correct list of all Contracts to which any Company Entity is a party or by which it is bound providing for the employment of any individual on a full-time or part-time basis or the retention of any independent contractor or consultant whose annual compensation is in excess of $250,000, and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”).

5.24 Material Merchant Originators. Section 5.24 of the Company Disclosure Schedules sets forth the names of the ten (10) largest Merchant Originators (by electronic card processing volume) of the Company Entities (each a “Material Merchant Originator”) for each of calendar year 2019 and for the six (6)-month period ended on the date of the Interim Balance Sheet. As of the date hereof, during the last 12 months the Company has not received any written or oral notice (in the case of any oral notice, to the Company’s Knowledge) from any Material Merchant Originator terminating its relationship with the Company or any of its Subsidiaries or materially reducing or, to the Company’s Knowledge, threatening to terminate or materially reduce, the volume or types of business it conducts with the Company Entities. To the Company’s Knowledge, as of the date hereof no Material Merchant Originator has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

5.25 Top Suppliers. Section 5.25 of the Company Disclosure Schedules sets forth a complete and correct list of (a) the names of the ten (10) largest suppliers of goods or services to the Company Entities during the twelve-month period ended December 31, 2019 and during the six (6)-month period ended on the date of the Interim Balance Sheet and the dollar amount of such goods or services purchased by the Company with respect to each such supplier during such periods (the “Top Suppliers”). During the last 12 months, the Company has not received any written notice from any Top Supplier that any such supplier has terminated or cancelled, or intends to terminate or cancel, its business relationship with the Company or will materially reduce the annual volume of goods or services sold or provided to the Company. To the Company’s Knowledge, as of the date hereof no Top Supplier has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

5.26 Regulatory Compliance.

(a) For the past three (3) years, none of the Company Entities, nor to the Company’s Knowledge, any of their respective directors, officers, employees, or other persons acting on behalf of any Company Entity: (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made, directly or indirectly, any unlawful contribution or payment to any official of, or any employee of, or other person acting on behalf of any foreign Governmental Authority, or any candidate for foreign political office, from corporate funds; (iii) has made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) has taken any action, directly or indirectly, that would result in a violation by such persons of any FCPA Laws to which the Company Entities are subject.

(b) For the past three (3) years, no Company Entity has made voluntary disclosures to any Government Authorities under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and no Governmental Authority has notified any Company Entity in writing of any actual or alleged violation or breach by it. No Company Entity is party to any Legal Proceedings relating to any Company Entity’s compliance with applicable FCPA Laws. Each of the Company Entities has instituted and maintains policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of the Company Entities are and for the past three (3) years have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of other jurisdictions where the Company Entities conduct the Business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no Legal Proceeding by or before any court or Governmental Authority involving the Company Entities, or, to the Company’s Knowledge, any employee or other Person acting on behalf of the Company Entities, with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

(d) None of the Company Entities nor, to the Company’s Knowledge, any director, officer, employee, affiliate or representative of the Company Entities, is currently subject to any U.S. sanctions administered by OFAC or any similar sanctions imposed by any other Governmental Authority to which any of the Company Entities is subject.

5.27 Holdings Common Shares. As of the date hereof, no Company Entity owns beneficially or of record any Holdings Common Shares or any securities convertible into, exchangeable for or carrying the right to acquire, any Holdings Common Shares.

5.28 Registered ISO; Card Association Compliance.

(a) The Company or one of its Subsidiaries is registered in an appropriate capacity by a member of, and is in good standing with, those payment card networks (the “Card Associations”) required to operate the Business (collectively, the “Card Association Registrations”). The Card Association Registrations are in full force and effect. No additional registration or qualification with any Card Association or any member bank of such Card Association (each, a “Member Bank”) is required to operate the Business. Except for the Card Association Registrations, the operating of the Business does not require the Business to be registered with the Card Associations as a third party agent, third party processor or other type of entity, whether with a particular Member Bank or otherwise. All of the services that the Company Entities provide to customers are of the type authorized to be provided by the Company Entities pursuant to the Card Association Registrations.

(b) The Company Entities are and for the past three (3) years have been in compliance with, in all material respects, all requirements of the Card Associations applicable to the Business and the Company Entities, including the applicable bylaws, manuals, operating rules, mandates and identification standards, and any other rules, regulations, policies and procedures promulgated by such Card Associations, in each case as may be in effect from time to time (collectively, “Network Rules”). None of the Company Entities has, in the past three (3) years, received written notice of any actual or alleged violation of any Network Rules. To the Company’s Knowledge, none of the Merchants, referral partners or ISOs of the Company have, in the past three (3) years, failed to comply with the Network Rules in such a way that it would cause any Company Entity to incur any material fee, fine or liability to the Card Associations, any Member Bank of such Card Associations or the applicable processor.

(c) All of the ISOs or referral partners acting on behalf of the Company Entities that are required to be registered with the Card Associations to perform its obligations under any agreement with the Company Entities are so registered and the performance of such agreements will not cause the Company Entities to materially violate the Network Rules.

5.29 Information Supplied. The information relating to the Company Entities furnished by or on behalf of the Company Entities in writing for inclusion in the Proxy Statement/Prospectus will not, as of the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of a Company Entity to Acquiror or its counsel prior to such mailing date pursuant to Section 9.07 hereof. Notwithstanding the foregoing, the Company Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by any Acquiror Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus, or (b) any projections or forecasts included in the Proxy Statement/Prospectus.

5.30 No Other Representations or Warranties. The Company and its Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company hereunder. It is understood that any financial estimate, forecast, projection or other prediction and all other information or materials in respect of the Business, the Company or its assets that have been or shall hereafter be provided by or on behalf of the Company or the Company’s unitholders to Acquiror or any of its Affiliates or its or their respective representatives, whether written or oral, are not, and shall not be relied upon as or deemed to be, representations and warranties of the Company or any of its Affiliates or representatives, except to the extent expressly provided in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company hereunder.

Article VI
REPRESENTATIONS AND WARRANTIES
OF BLOCKER

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), Blocker represents and warrants to the Acquiror Parties as of the date of this Agreement as follows:

6.01 Organization. Blocker is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, and has full requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring.

6.02 Due Authorization. The execution, delivery and performance by Blocker of this Agreement, and each Ancillary Agreement to which Blocker is a party, and the consummation by Blocker of the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, have been duly authorized by all necessary corporate action on the part of Blocker and no other corporate proceedings on the part of Blocker are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which Blocker is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by Blocker, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Blocker enforceable against Blocker in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which Blocker is or will be a party has been duly executed and delivered by Blocker (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Blocker, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

6.03 No Conflict. The execution, delivery, and performance by Blocker of this Agreement, and any Ancillary Agreement to which Blocker is a party, and the consummation by Blocker of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Blocker, (ii) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Blocker, or (iii) result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or create in any party the right to accelerate, terminate or modify, or require the consent of any third party under any provision of, any Contract to which Blocker is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Blocker; except in the case of clauses (i) and (iii) as would not have a material adverse effect on Blocker’s ability to consummate the Transactions at the Closing.

6.04 Brokers’ Fees. Blocker has not retained any broker, finder or investment banking firm to act on its behalf which is entitled to any fee or commission from Blocker upon consummation of the transactions contemplated by this Agreement.

6.05 Conduct of Business. Blocker is a holding company and was formed for the purpose of investing, directly or indirectly, in Seller. As of immediately prior to the Closing and after the consummation of the Pre-Closing Restructuring, Blocker shall hold no material assets except for Company Units, cash and other assets typical of a holding company. Since formation, Blocker has not engaged in any material business activities, including those conducted by any of the Company Entities, and has not directly owned any material assets or properties, other than cash and other assets typical of a holding company. Except for liabilities incurred in connection with its incorporation, organization and capitalization, Blocker has not incurred and is not presently liable for, directly or indirectly, any material liabilities (other than with respect to non-delinquent Taxes incurred in the ordinary course of business and other liabilities typical of a holding company), nor has Blocker at any time been engaged in any material business activities of any type or kind.

6.06 Tax Matters. Except as set forth in Section 6.06 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by Blocker have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by Blocker (whether or not shown on any Tax Return) have been timely paid.

(b) Blocker has withheld and paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any Tax Authority in any jurisdiction where Blocker does not file Tax Returns that Blocker is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Blocker, which extension or waiver is still in effect.

(e) Section 6.06 of the Company Disclosure Schedules sets forth those taxable years for which examinations by any Tax Authority are presently being conducted.

(f) All deficiencies asserted, or assessments made, against Blocker as a result of any completed examinations by any Tax Authority have been fully paid.

(g) Blocker is not a party to any Legal Proceeding by any Tax Authority. There is no pending or threatened Legal Proceedings against Blocker by any Tax Authority.

(h) Blocker has delivered to Holdings copies of all federal and material state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Blocker for all Tax periods ending after December 31, 2017.

(i) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of Blocker.

(j) Blocker is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to Blocker.

(l) Blocker has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Blocker has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(m) Blocker will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received on or before the Closing; or

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing.

(n) Blocker has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) Blocker is not and has not been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(p) Blocker has not taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

6.07 Current Capitalization. As of the date hereof:

(a) 1,000 Blocker Shares are issued and outstanding. Section 6.07(a) of the Company Disclosure Schedules sets forth, as of the date hereof and after giving effect to the Pre-Closing Restructuring, the name of each Person that is the registered owner of any Blocker Shares and the number of Blocker Shares owned by such Person.

(b) Except as disclosed on Section 6.07(b) of the Company Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Blocker is authorized or outstanding, and (ii) there is no commitment by Blocker to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Blocker or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Blocker Shares.

(c) All issued and outstanding Blocker Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, its organizational documents or any agreement to which Blocker is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Blocker Shares were issued in compliance with applicable Law.

6.08 Litigation and Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to Blocker’s knowledge, overtly threatened against Blocker at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on Blocker’s ability to consummate the Transactions at the Closing. As of the date hereof, Blocker is not subject to any outstanding judgment, order or decree of any Governmental Authority which would have a material adverse effect on Blocker’s ability to consummate the Transactions at the Closing.

6.09 No Other Representations or Warranties. Blocker and its Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of Blocker hereunder. It is understood that any financial estimate, forecast, projection or other prediction and all other information or materials in respect of Blocker or its assets that have been or shall hereafter be provided by or on behalf of Blocker to Acquiror or any of its Affiliates or its or their respective representatives, whether written or oral, are not, and shall not be relied upon as or deemed to be, representations and warranties of Blocker or any of its Affiliates or representatives, except to the extent expressly provided in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of Blocker hereunder.

Article VII
REPRESENTATIONS AND WARRANTIES
OF BLOCKER SELLER AND SELLER

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), Seller and Blocker Seller jointly and severally represent and warrant to the Acquiror Parties as of the date of this Agreement as follows:

7.01 Organization. Each of Seller and Blocker Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, and has full requisite limited liability company or limited partnership, as applicable, power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

7.02 Due Authorization. The execution, delivery and performance by each of Seller and Blocker Seller of this Agreement, and each Ancillary Agreement to which Seller or Blocker Seller, as applicable, is a party, and the consummation by each of Seller and Blocker Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or limited partnership action, as applicable, on the part of Seller or Blocker Seller, as applicable, and no other limited liability company or limited partnership proceedings on the part of Seller or Blocker Seller, as applicable, are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which Seller or Blocker Seller, as applicable, is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by each of Seller and Blocker Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of each of Seller and Blocker Seller enforceable against Seller and Blocker Seller in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which Seller or Blocker Seller, as applicable, is or will be a party has been duly executed and delivered by Seller or Blocker Seller, as applicable, (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Seller or Blocker Seller, as applicable, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

7.03 Title to Blocker Shares. Following the consummation of the Pre-Closing Restructuring and immediately prior to the Merger, (i) Blocker Seller will be the sole lawful record and beneficial owner of the Blocker Shares and will have title to the Blocker Shares free and clear of all Encumbrances and (ii) Blocker Seller and Seller will collectively be the lawful record and beneficial owners of 100% of the Company Units and will have title to such Company Units free and clear of all Encumbrances. Other than this Agreement, such Blocker Shares and Company Units are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Blocker Shares or Company Units, as applicable.

7.04 No Conflict. The execution, delivery, and performance by each of Seller and Blocker Seller of this Agreement, and any Ancillary Agreement to which Seller or Blocker Seller, as applicable, is a party, and the consummation by Seller and Blocker Seller of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Seller or Blocker Seller, as applicable, (ii) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or Blocker Seller, as applicable, or (iii) result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or create in any party the right to accelerate, terminate or modify, or require the consent of any third party under any provision of, any Contract to which Seller or Blocker Seller, as applicable, is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Seller or Blocker Seller, as applicable; except in the case of clauses (i) and (iii) as would not have a material adverse effect on Seller’s or Blocker Seller’s, as applicable, ability to consummate the Transactions at the Closing.

7.05 Litigation and Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to Seller’s knowledge or Blocker Seller’s knowledge, overtly threatened against Seller or Blocker Seller, as applicable at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on Seller’s or Blocker Seller’s, as applicable, ability to consummate the Transactions at the Closing. As of the date hereof, neither Seller nor Blocker Seller is subject to any outstanding judgment, order or decree of any Governmental Authority which would have a material adverse effect on Seller’s or Blocker Seller’s, as applicable, ability to consummate the Transactions at the Closing.

7.06 Brokers’ Fees. Except for Evercore Inc., neither Seller nor Blocker Seller has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Seller or Blocker Seller upon consummation of the transactions contemplated by this Agreement.

7.07 No Other Representations or Warranties. Seller and Blocker Seller and their respective Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of Seller or Blocker Seller hereunder. It is understood that any financial estimate, forecast, projection or other prediction and all other information or materials in respect of Seller or Blocker Seller or their respective assets that have been or shall hereafter be provided by or on behalf of Seller or Blocker Seller to Acquiror or any of its Affiliates or its or their respective representatives, whether written or oral, are not, and shall not be relied upon as or deemed to be, representations and warranties of Seller, Blocker Seller or any of their respective Affiliates or representatives, except to the extent expressly provided in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of Seller or Blocker Seller hereunder.

Article VIII
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, HOLDINGS and MERGER SUB

Except with respect to matters set forth in the Acquiror Disclosure Schedules (it being agreed that any matter disclosed in the Acquiror Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), each Acquiror Party jointly and severally represents and warrants to the Company, Seller and Blocker Seller as of the date of this Agreement as follows:

8.01 Organization. Each Acquiror Party is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate or organizational, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by obtaining the Acquiror Stockholder Approval, has full requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

8.02 Due Authorization. The execution, delivery and performance by each Acquiror Party of this Agreement, and each Ancillary Agreement to which such Acquiror Party is a party, and the consummation by each Acquiror Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Acquiror Party and no other corporate proceedings on the part of such Acquiror Party are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which such Acquiror Party is a party or to consummate the Transactions, subject only, in the case of consummation of the Merger, to the receipt of the Acquiror Stockholder Approval. This Agreement has been duly executed and delivered by each of the Acquiror Parties, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of each Acquiror Party enforceable against such Acquiror Party in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which any Acquiror Party is or will be a party has been duly executed and delivered by such Acquiror Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of such Acquiror Party enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

8.03 No Conflict. Except as set forth in Section 8.03 of the Acquiror Disclosure Schedules, assuming the Acquiror Stockholder Approval is obtained and the effectiveness of the Holdings Revised Charter, the execution, delivery, and performance by each Acquiror Party of this Agreement, and any Ancillary Agreement to which such Acquiror Party is a party, and the consummation by each Acquiror Party of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to any Acquiror Party, (ii) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Acquiror Party or (iii) result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or create in any party the right to accelerate, terminate or modify, or require the consent of any third party under any provision of, any Contract to which any Acquiror Party is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of any Acquiror Party; except in the case of clauses (i) and (iii) for violations that would not reasonably be expected to have an Acquiror Material Adverse Effect.

8.04 Consents. Except as set forth in Section 8.04 of the Acquiror Disclosure Schedules and for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings as may be required under the Securities Act, the Exchange Act and the HSR Act and any other applicable antitrust law, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Acquiror Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions or the taking of any other action contemplated hereby and thereby.

8.05 Brokers. Except for Cantor, Fitzgerald & Co., Northland Capital Markets and Morgan Stanley & Co, LLC (each of whose fees will be paid by Acquiror), no Acquiror Party has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from the Company, Blocker Seller or any Acquiror Party upon consummation of the transactions contemplated by this Agreement.

8.06 SEC Filings.

(a) Acquiror has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Acquiror SEC Documents”). As of their respective effective dates (in the case of Acquiror SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Acquiror SEC Documents), the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Acquiror SEC Documents contain true and complete copies of the (i) audited balance sheets as of December 31, 2019 and December 31, 2018, and statements of operations, cash flows and changes in stockholders’ equity of Acquiror for the years ended December 31, 2019 and 2018 and for the period commencing on March 20, 2017 through December 31, 2017, together with the auditor’s report thereon, and (ii) unaudited balance sheets and statements of operations, cash flows and changes in stockholders’ equity of Acquiror for the periods ended March 31, 2020 and June 30, 2020 ((i) and (ii) together, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Documents, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) (i) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within Acquiror, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) Acquiror has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no liabilities of any Acquiror Party, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the balance sheet included in the Form 10-Q filed by Acquiror for the quarter ended June 30, 2020, (ii) incurred in the ordinary course of business since June 30, 2020, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) which are not material, individually or in the aggregate, to Acquiror. There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act involving Acquiror. Except as set forth in Section 8.06(d) of the Acquiror Disclosure Schedules, no Acquiror Party has any Indebtedness.

(e) Since June 30, 2020, (i) Acquiror has not received any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or its internal accounting controls, including any compliant, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Acquiror has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or its officers, directors or employees to the board of directors of Acquiror or any committee thereof or to any director or officer of Acquiror pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

8.07 Capitalization.(a)

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of 85,000,000 shares of Acquiror Class A Common Stock, of which 35,430,000 shares are outstanding; 15,000,000 shares of Acquiror Class B Common Stock, of which 8,857,500 shares are outstanding; 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding; and warrants to purchase 17,715,000 shares of Acquiror Class A Common Stock, all of which are issued and outstanding. All shares of Acquiror Common Stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 8.07(a), there are no outstanding shares of capital stock of or other voting securities or ownership interests in Acquiror.

(b) As of the date of this Agreement and as of immediately prior to the Merger, the authorized capital stock of Holdings consists of 1,000 shares of Holdings Common Shares. There are no outstanding shares of capital stock of or other voting securities or ownership interests in Holdings. Section 8.07(b) of the Acquiror Disclosure Schedules sets forth the directors and officers of Holdings.

(c) Holdings owns all of the issued and outstanding shares of capital stock (or other securities) of Merger Sub. Except as described in the Acquiror SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of any Acquiror Party, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating any Acquiror Party to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of any Acquiror Party, other than Encumbrances created by the Company. Except as described in the Acquiror SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between any Acquiror Party, on the one hand and any Person on the other hand with respect to the capital stock of any Acquiror Party, including Merger Sub. Neither Acquiror nor Merger Sub owns, directly or indirectly, any stock or other equity interest of any other Person.

(d) The Holdings Common Shares to be issued pursuant to this Agreement, assuming the Acquiror Stockholder Approval is obtained and the effectiveness of the Holdings Revised Charter and Form S-4, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(e) Except as described in the Acquiror SEC Documents, there are no outstanding contractual obligations of any Acquiror Party to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in any Acquiror Party. All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Acquiror were undertaken in compliance with Acquiror’s charter documents then in effect, any agreement to which Acquiror is a party (as disclosed in the Acquiror SEC Documents) and in compliance with applicable Law.

8.08 Litigation. There is no Legal Proceeding pending or, to Acquiror’s Knowledge, threatened, against any Acquiror Party at law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against any Acquiror Party.

8.09 Compliance with Laws. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law.

8.10 Nasdaq Listing. Since November 20, 2018, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to Acquiror’s Knowledge, threatened against any Acquiror Party by Nasdaq, the SEC or the Financial Industry Regulatory Authority to prohibit, suspend or terminate the listing of the Acquiror Common Stock on Nasdaq. No Acquiror Party has taken any action designed to terminate the registration of Acquiror Common Stock.

8.11 Pro Forma Capitalization of Holdings. Section 8.11 of the Acquiror Disclosure Schedules sets forth the pro forma capitalization of Holdings after giving effect to the Transactions (assuming all such transactions are consummated in accordance with the terms thereof and without giving effect to any Acquiror Common Stockholder Redemption Election). Except as set forth in Section 8.11 of the Acquiror Disclosure Schedules or in the Acquiror SEC Documents, immediately following the Closing, no Acquiror Party will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of any Acquiror Party, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating any Acquiror Party to issue or dispose of any of its respective equity securities or any other ownership interest in any Acquiror Party.

8.12 Transactions with Related Parties. Except as set forth in Section 8.12 of the Acquiror Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between Acquiror, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Acquiror, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

8.13 Board Approval; Stockholder Vote. The board of directors of each Acquiror Party (including any required committee or subgroup of the board of directors of each such Person) has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of each Acquiror Party (as applicable) and the stockholders of such Acquiror Party (as applicable). Other than the approval of the Voting Matters, no other corporate proceedings on the part of any Acquiror Party are necessary to approve the consummation of the transactions contemplated hereby.

8.14 Trust Account. Acquiror has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of November 15, 2018, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Acquiror has at least $353,478,781 in the account established by Acquiror for the benefit of certain stockholders of Acquiror and the underwriter of Acquiror’s initial public offering (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to Acquiror’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter of Acquiror’s initial public offering and (B) holders of Acquiror Common Stock who have elected to redeem their Acquiror Common Stock in accordance with the Acquiror’s charter documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay income and franchise taxes from any interest earned in the Trust Account and to redeem Acquiror Common Stock in accordance with the provisions of Acquiror’s charter documents. There is no Legal Proceeding pending, or to Acquiror’s Knowledge, threatened with respect to the Trust Account.

8.15 Information Supplied. The information relating to the Acquiror Parties furnished by or on behalf of the Acquiror Parties in writing for inclusion in the Proxy Statement/Prospectus will not, as of the date of mailing of the Proxy Statement/Prospectus to the holders of Acquiror Common Stock or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Acquiror to the Company or its counsel prior to such mailing date pursuant to Section 9.07 hereof. Notwithstanding the foregoing, the Acquiror Parties make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Proxy Statement/Prospectus, or (b) any projections or forecasts included in the Proxy Statement/Prospectus.

8.16 Financial Capability. The amounts to be contributed to Acquiror from the Trust Account together with the PIPE Investment Amount constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient to permit Acquiror to fund the Closing Aggregate Cash Consideration. The obligations of Acquiror under this Agreement are not subject to any conditions regarding Acquiror’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

8.17 Taxes. Except as set forth in Section 8.17 of the Acquiror Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by the Acquiror Parties have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Acquiror Parties (whether or not shown on any Tax Return) have been timely paid.

(b) The Acquiror Parties have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Acquiror Parties, which extension or waiver is still in effect.

(d) All deficiencies asserted, or assessments made, against any Acquiror Parties as a result of any completed examinations by any Tax Authority have been fully paid.

(e) No Acquiror Party is a party to any Legal Proceeding by any Tax Authority. There is no pending or threatened Legal Proceedings against any Acquiror Party by any Tax Authority.

(f) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any Acquiror Party.

(g) No Acquiror Party is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(h) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to any Acquiror Party.

(i) No Acquiror Party has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is or was an Acquiror Party). No Acquiror Party has any Liability for Taxes of any Person (other than a Person that is a member of a group of which any Acquiror Party is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(j) No Acquiror Party has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) No Acquiror Party is or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) No Acquiror Party has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions, taken together, from qualifying for the Intended Tax Treatment.

8.18 Organization of Merger Sub and Holdings. Each of Merger Sub and Holdings was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

8.19 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $250,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor. The Subscription Agreements provide that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

8.20 Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

8.21 Disclaimer of Other Warranties. EACH ACQUIROR PARTY HEREBY ACKNOWLEDGES THAT (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO ANY ACQUIROR PARTY, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO THE ACQUIROR PARTIES IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER AND (B) OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO THE ACQUIROR PARTIES IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO ANY ACQUIROR PARTY, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO ACQUIROR OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF ACQUIROR PARTY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER. EACH ACQUIROR PARTY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH ACQUIROR PARTY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER.

8.22 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF ANY ACQUIROR PARTY HEREUNDER, NO ACQUIROR PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO ANY ACQUIROR PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Article IX
CERTAIN COVENANTS OF THE COMPANY PARTIES

9.01 Inspection. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, the Company shall: (i) permit each Acquiror Party and their respective advisers and other representatives to have reasonable access to the Company’s properties and facilities, books and records, Contracts and other documents and data related to the Company Entities; and (ii) furnish, or cause to be furnished, to Acquiror any financial and operating data and other information (including Tax information) with respect to any Company Entity as Acquiror shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (x) upon no less than two Business Days prior written notice from Acquiror to the Company and (y) conducted at Acquiror’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each of the Company Entities. No information provided to or obtained by Acquiror pursuant to this Section 9.01 shall limit or otherwise affect the remedies available hereunder to Acquiror, or act as a waiver or otherwise affect the representations or warranties of the Company in this Agreement. All information provided to or obtained by Acquiror heretofore or hereafter, including pursuant to this Section 9.01 or pursuant to the Company Disclosure Schedules, shall be held in confidence by Acquiror in accordance with and subject to the terms of the Confidentiality Agreement, dated July 7, 2020, between Acquiror and Seller (the “Confidentiality Agreement”) and nothing herein shall modify or limit the obligations of Acquiror set forth therein. Notwithstanding anything herein to the contrary, the Company shall not be required to take any action, provide any access or furnish any information that the Company in good faith reasonably believes would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which the Company or any Company Entity is a party or bound, provided, that the parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (A) and (B) above.

9.02 Conduct of Business.

(a) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement, required by Law, consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 9.02 of the Company Disclosure Schedules, the Company shall use commercially reasonable efforts to, and shall cause each Company Entity to use commercially reasonable efforts to, (i) operate the Business in all material respects in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19) and (ii) preserve their respective properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, agents, lenders, regulators and any other Persons having a material business relationship with any Company Entity and to maintain in full force and effect the Insurance Policies, subject to variations required in the ordinary course of business (the “Ordinary Course Requirement”). Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall cause each other Company Entity not to, take or permit any action described in Section 5.07(b) to occur (the “Specified Actions”).

(b) Notwithstanding anything to the contrary in this Section 9.02, (i) no action taken by the Company Entities with respect to the Specified Actions shall be deemed a breach of the Ordinary Course Requirements unless such action would constitute a breach of one or more of the Specified Actions, (ii) the Company Entities’ failure to take any action prohibited by the Specified Actions will not be a breach of the Ordinary Course Requirements, (iii) the Company Entities may undertake the Pre-Closing Restructuring and (iv) any reasonable good faith action taken, or omitted to be taken, by any of the Company Entities in relation to the COVID-19 Pandemic that is outside the ordinary course of business shall not be deemed to be a breach of Section 9.02, require the consent of Acquiror, or serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing herein have not been satisfied, but the applicable Company Entity shall notify Acquiror in writing (email shall suffice) prior to taking any such action to the extent reasonably practicable. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the parties hereto shall not, and shall cause its respective Affiliates not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

9.03 Further Assurances.

(a) Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause to be made, all filings and submissions required under any applicable Law to consummate the transactions contemplated hereunder (including those under the HSR Act); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. In the case of any filings required under the HSR Act, each party shall make such filings in no event later than 10 Business Days from the execution of this Agreement, and any filing fees associated therewith shall be paid by Acquiror. Each party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party agrees not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed.

(b) Subject to the terms and conditions set forth herein and to applicable Law, the Company and Acquiror shall cooperate and use their respective reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.02 and Section 5.03 of the Company Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use its reasonable best efforts to (i) respond to any inquiries by any Governmental Authority as promptly as practicable regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement; and (ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted. No party shall, and each party shall cause its controlled Affiliates not to, directly or indirectly enter into any merger, acquisition or joint venture or agreement to effect any merger, acquisition or joint venture that would reasonably be expected to make it materially more difficult, or to materially increase the time required to obtain all consents, authorizations, orders and approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement.

(d) To the extent reasonably practicable and upon request, all material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall, to the extent not prohibited by applicable Law, give notice to the other party with respect to any meeting, discussion, appearance, contact, or any material communication with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

9.04 Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Transactions and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Acquiror; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement. This Section 9.04 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Acquiror to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

9.05 Forms of Consents and Waivers. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Seller and Acquiror, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party as promptly as reasonably practicable after receipt thereof, and copies of such notices shall be delivered to the other party as promptly as reasonably practicable after the making thereof. Except with respect to costs that constitute Company Transaction Expenses or Acquiror Transaction Expenses (which such expenses will be handled as otherwise set forth in this Agreement), any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

9.06 Director & Officer Indemnification.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to obtain, in consultation with Acquiror, and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Acquiror shall bear the cost of the D&O Tail Policy as an Acquiror Transaction Expense, provided, that (i) Acquiror shall not be responsible for an amount in excess of 300% of the annual premium currently paid by the Company for its existing officers’ and directors’ liability insurance policy. During the term of the D&O Tail Policy, Holdings shall not (and shall cause the Surviving Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 9.06 shall be continued in respect of such claim until the final disposition thereof.

(b) From and after the Effective Time, Holdings shall, indemnify, defend and hold harmless, as set forth as of the date hereof in the organizational documents of the Company and its Subsidiaries and to the fullest extent permitted under applicable Law, any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring at or prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event that any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, Holdings, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within thirty (30) days after any request for advancement (including attorneys’ fees which may be incurred by any Indemnified Person in enforcing this Section 9.06), subject to receipt of an undertaking from such Indemnified Person to repay such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c) Notwithstanding any other provisions hereof, the obligations of the Company, Holdings and Acquiror contained in this Section 9.06 shall be binding upon the successors and assigns of the Company, Holdings and Acquiror. In the event the Company, Holdings or Acquiror, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company, Holdings or Acquiror, as the case may be, honor the indemnification and other obligations set forth in this Section 9.06.

(d) On the Closing Date, Holdings shall enter into customary indemnification agreements reasonably satisfactory to Seller with the individuals set forth on Section 9.06(d) of the Company Disclosure Schedules, which indemnification agreements shall continue to be effective following the Closing.

(e) This Section 9.06 shall survive the consummation of the Transactions, is intended to benefit, and shall be enforceable by each Indemnified Person and their respective successors, heirs and representatives, and shall not be amended in any manner that is adverse to an Indemnified Person without the prior written consent of Seller.

9.07 Proxy Statement; Acquiror Stockholders’ Meeting.

(a) As promptly as reasonably practicable, but in no event more than five (5) Business Days, after the date of this Agreement, Acquiror and Holdings shall, in consultation with the Company, prepare and file with the SEC the Form S-4, which shall include the Proxy Statement/Prospectus, for the purposes of (i) registering under the Securities Act the Holdings Common Shares issuable hereunder, (ii) providing Acquiror’s stockholders with the opportunity to redeem their Acquiror Class A Common Stock in connection with the Transactions and (iii) soliciting proxies from Acquiror Stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Acquiror Common Stock to be called and held for such purpose (the “Acquiror Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Acquiror and Holdings shall, in consultation with the Company, prepare and file any other filings required under, and in accordance with, the Exchange Act, the Securities Act, the applicable NASDAQ listing rules or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Holdings or Acquiror, as applicable, shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Holdings or Acquiror, as applicable, shall provide the Company and its counsel with copies of all written correspondence between Holdings, Acquiror or any of their representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Form S-4 or the Proxy Statement/Prospectus or any Other Filing. Holdings and Acquiror shall permit the Company and its counsel to review the Form S-4, the Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors, in good faith, concerning any comments from the SEC with respect thereto, and shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Form S-4 or the Proxy Statement/Prospectus or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Holdings or Acquiror, as applicable, shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Acquiror, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Form S-4 or Proxy Statement/Prospectus containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Holdings, Acquiror or the Company, as the case may be, shall promptly inform the other parties of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Acquiror, an amendment or supplement to the Form S-4 or Proxy Statement/Prospectus.

(b) The Proxy Statement/Prospectus will be sent to the Acquiror Stockholders as soon as practicable following the SEC Clearance Date (but in any event, within three (3) Business Days following such date) for the purpose of soliciting proxies from holders of Acquiror Common Stock to vote at the Acquiror Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger and other transactions contemplated hereby; (ii) approval of material differences between the Holdings Revised Charter and the Certificate of Incorporation; (iii) approval of the Holdings equity compensation plan in the form attached hereto as Exhibit F, which provides for 8,800,000 Holdings Common Shares to be reserved for issuance (the “Holdings Equity Compensation Plan”), (iv) approval of any matters as agreed by Acquiror and the Company and (v) the adjournment of the Acquiror Stockholders’ Meeting (the matters described in clauses (i) through (v), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the Acquiror Stockholders at the Acquiror Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Acquiror Stockholder Approval”). Acquiror shall keep the Company reasonably informed regarding all matters relating to the Voting Matters and the Aquiror Stockholders’ Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(c) The Company shall provide Acquiror and Holdings, as promptly as reasonably practicable, with such information concerning the Company Entities as may be necessary for the information concerning the Company Entities in the Form S-4, the Proxy Statement/Prospectus and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholders’ Meeting and the preparation and filing of the Other Filings. The information relating to the Company Entities furnished by or on behalf of the Company Entities for inclusion in the Form S-4 and the Proxy Statement/Prospectus will not, as of the date of mailing of the Proxy Statement/Prospectus to the holders of Acquiror Common Stock, as of the Effective Date or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Acquiror and Holdings shall use their reasonable best efforts to ensure that the Form S-4 and Proxy Statement/Prospectus do not, as of the date on which the Proxy Statement/Prospectus is distributed to the holders of Acquiror Common Stock, as of the Effective Date, and as of the date of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Acquiror and Holdings shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by any Company Entity for inclusion in the Form S-4 or Proxy Statement/Prospectus).

(d) With respect to any Acquiror Stockholder outreach in connection with the Acquiror Stockholders’ Meeting, the Company Entities shall use their commercially reasonable efforts to provide to Acquiror, and the Company Entities shall use their commercially reasonable efforts to cause their Affiliates and Representatives, including legal and accounting representatives, to provide to Acquiror, all cooperation reasonably requested by Acquiror that is customary in connection with Acquiror Stockholder outreach for the Acquiror Stockholders’ Meeting, which commercially reasonable efforts shall include, among other things, (i) furnishing Acquiror reasonably promptly following Acquiror’s request, with information reasonably available to it regarding the Company Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company Entities) customary for such outreach activities, (ii) causing each of their Representatives with appropriate seniority and expertise to participate in a reasonable number of virtual meetings (including customary one-on-one virtual meetings), presentations and due diligence sessions and drafting sessions in connection with such outreach activities, (iii) assisting with the preparation of marketing materials and similar documents required in connection with any such outreach activities, (iv) providing reasonable assistance to Acquiror in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any outreach activities, and (v) cooperating with requests for due diligence to the extent customary and reasonable.

(e) Subject to the fiduciary duties of its board of directors (i) Acquiror shall include in the Proxy Statement the unanimous recommendation of its board of directors that the holders of Acquiror Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and the other Voting Matters, and shall otherwise take all lawful action to solicit and obtain the Acquiror Stockholder Approval and (ii) neither Acquiror’s board of directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of Acquiror’s board of directors that the Acquiror Stockholders vote in favor of the Voting Matters.

9.08 Form 8-K Filings. Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Acquiror shall file with the SEC, a Current Report on Form 8-K to report the execution of this Agreement. Holdings, Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Holdings shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Transaction Form 8-K”). Prior to Closing, Holdings, Acquiror and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (the “Press Release”). Simultaneously with the Closing, Holdings shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

9.09 Exclusivity.

(a) Exclusivity Obligations of the Company.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates (including the Company unitholders) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Acquiror or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company Party; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Company Party; or (iii) the sale, lease, exchange or other disposition of all or substantially all of any Company Entity’s properties or assets.

(ii) In addition to the other obligations under this Section 9.09(a), the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its representatives) advise Acquiror orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) The Company agrees that the rights and remedies for noncompliance with this Section 9.09(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror.

(b) Exclusivity Obligations of Acquiror Parties.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, each Acquiror Party shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquiror Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquiror Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquiror Acquisition Proposal. Each Acquiror Party shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquiror Acquisition Proposal. For purposes hereof, “Acquiror Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Acquiror Party; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Acquiror Party; or (iii) the sale, lease, exchange or other disposition of all or substantially all of any Acquiror Party’s properties or assets.

(ii) In addition to the other obligations under this Section 9.09(b), each Acquiror Party shall promptly (and in any event within three (3) Business Days after receipt thereof by Acquiror or its representatives) advise the Company orally and in writing of any Acquiror Acquisition Proposal, any request for information with respect to any Acquiror Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquiror Acquisition Proposal, the material terms and conditions of such request, Acquiror Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) Each Acquiror Party agrees that the rights and remedies for noncompliance with this Section 9.09(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company Parties and that money damages would not provide an adequate remedy to the Company Parties.

9.10 Trust Account.

(a) At the Closing, Acquiror shall take all actions necessary, and shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Acquiror Class A Common Stock in connection with the Transactions in accordance with the terms set forth in the Proxy Statement/Prospectus; (ii) the payment of the Deferred Underwriting Fees; (iii) the payment of the Available Closing Date Trust Cash; (iv) the payment of expenses to the third parties to which they are owed and (v) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i), (ii), (iii) and (iv), to be disbursed to Acquiror.

(b) Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of the Prospectus and understands that Acquiror has established the Trust Account and that, except for a portion of the interest earned on the amounts held in the Trust Account, Acquirors may disburse monies from the Trust Account only: (i) to the Public Stockholders (as defined in the Prospectus) in the event they elect to redeem their public shares in connection with the consummation of a Business Combination (as defined in the Prospectus), (ii) to the Public Stockholders if Acquiror liquidates or fails to consummate a Business Combination within 24 months from the closing date of Acquiror’s initial public offering or (iii) to Acquiror after or concurrently with the consummation of a Business Combination. Each Company Party hereby agrees, on behalf of the Company, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that the Company Parties and their respective Representatives do not have (other than their rights upon the Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waive any Claim prior to Closing they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror and will not prior to Closing seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit, each Company Party’s and their respective Representatives’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for Acquiror to specifically perform its obligations under this Agreement and a claim for Acquiror to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company Parties or their respective Representatives may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 9.10(b) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Acquiror.

9.11 Tax Matters.

(a) Responsibility for Filing Tax Returns. The parties agree that for income tax purposes (i) the Company shall make an election under Code Section 754 (and any corresponding state Tax election) for its first taxable year and (ii) to the extent permitted by applicable Tax Law, the first taxable year of the Company shall begin on the day immediately following the Closing Date, and Holdings and its Affiliates shall not, and shall cause the Company to not, take any action, or permit any action to be taken, that may prevent this result. In the event the Company is required to file any Pass-Through Income Tax Return for a Tax period that includes the Closing Date (a “Straddle Return”), Holdings shall prepare or cause to be prepared and timely file or cause to be timely filed such Straddle Return. In preparing any such Straddle Returns (i) items of taxable income, gain, loss, deduction and credit of the Company for such Straddle Period shall be allocated using the “closing of the books” method (as described in Treasury Regulations Section 1.706-1(c)) as of the end of the Closing Date, (ii) the Company shall deduct the Company Transaction Expenses to the maximum extent permitted by Law and shall allocate any such deductions to the portion of such Straddle Period ending on the Closing Date pursuant to Section 706 of the Code, and (iii) seventy percent (70%) of any success-based fees shall be deducted in accordance with Rev. Proc. 2011-29. At least thirty (30) days prior to the due date for filing such Straddle Returns, Holdings shall deliver drafts to Seller of any such Straddle Returns for Seller’s review and consent. Holdings shall cause such Straddle Returns to reflect any reasonable comments of Seller to the extent such comments relate to a Pre-Closing Tax Period.

(b) Filing and Amendment of Tax Returns. Without the prior written consent of Seller, Holdings shall not, and shall cause its Subsidiaries to not: (i) except as set forth in Section 9.11(a), file or amend any Pass-Through Income Tax Return of any Company Entity relating to any Pre-Closing Tax Period, (ii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes of any Company Entity attributable to a Pass-Through Income Tax Return for a Pre-Closing Tax Period, (iii) extend or waive, or cause to be extended or waived, or permit any Company Entity to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pass-Through Income Tax Return for a Pre-Closing Tax Period, (iv) make or change any Tax election or accounting method relating to any Pass-Through Income Tax Return that has retroactive effect to any Pre-Closing Tax Period or (v) with respect to any audit or other examination by a Tax Authority of a Pass-Through Income Tax Return that relates in whole or in part to a Pre-Closing Tax Period, make an election under Section 6226 of the Code or under Treasury Regulations Section 301.6227-2(c) (in each case, or any similar or successor provision of Tax Law in any jurisdiction), or elect under Section 6226(b)(4)(A)(ii)(I) or Treasury Regulations Section 301.6226-3(e)(3) to furnish statements to Seller or its direct or indirect members for the “reviewed year” (as defined in Section 6225(d)(1) of the Code), or make any similar election under any similar or successor provision of Tax Law in any jurisdiction. Holdings shall not, and shall cause the Company and any Subsidiary that is a pass-through entity for U.S. federal income tax purposes not to, take any action outside the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing.

(c) Cooperation. Following the Closing, Holdings shall, and shall cause its Subsidiaries to, cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If any Company Entity is required to file a Straddle Return, Holdings and its Subsidiaries will use reasonable best efforts to (i) complete such Straddle Returns by February 15 of the following year and (ii) provide Seller with any information or estimates reasonably required by it or its Affiliates for tax reporting purposes promptly upon request by Seller.

(d) Purchase Price Allocation. The Company Closing Cash Consideration (plus any assumed liabilities and other items required to be taken into account for such purpose) shall be allocated among the assets of the Company (and, as applicable, any Subsidiaries treated as flow-through entities for income Tax purposes) in accordance with the principles of Sections 743 and 755 of the Code and the Treasury Regulations thereunder pursuant to a written allocation delivered by Seller to Holdings within 120 days after the Closing Date (the “Allocation”). Except to the extent otherwise required by applicable Law, Holdings and the Company Entities shall file or cause to be filed all Tax Returns in a manner consistent with the Allocation and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax-related matter, or otherwise take any Tax position inconsistent with the Allocation unless otherwise required by Law.

(e) Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by Holdings. Holdings, Seller and Blocker Seller shall cooperate in filing, when required by applicable Law, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(f) The parties intend that, for U.S. federal income tax purposes: (i) the Merger shall be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g), (ii) the Contributions taken together with the Merger shall be treated as an integrated transaction described in Section 351(a) of the Code and (iii) the Sale shall be treated as receipt of taxable “boot” under Section 351(b) by Seller and Blocker Seller comprised of the Company Closing Cash Consideration, the Blocker Cash Consideration and payments pursuant to the Tax Receivable Agreement, as applicable (collectively, the “Intended Tax Treatment”). The Parties shall not, and shall not cause their Affiliates to, treat or report the Transactions in a manner inconsistent with the Intended Tax Treatment unless required by a “determination” as defined in Section 1313(a) of the Code.

9.12 Resignations; Acquiror D&O Tail Policy. At or prior to Closing, Acquiror shall deliver to the Company written resignations, effective as of the Effective Time, of the officers and directors of Acquiror set forth on Section 9.12 of the Acquiror Disclosure Schedules. Prior to the Closing, Acquiror shall obtain and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Acquiror as Acquiror’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Acquiror D&O Tail Policy”). During the term of the Acquiror D&O Tail Policy, Holdings shall not (and shall cause the Surviving Company not to) take any action following the Closing to cause the Acquiror D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

9.13 Closing Conditions. From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article X hereof and to consummate the transactions contemplated hereby. Each of the parties shall execute or deliver any additional instruments as reasonably requested by the other party necessary to consummate the transactions contemplated by this Agreement.

9.14 Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company shall take all such reasonable steps (to the extent permitted under applicable Law) to cause any dispositions of Acquiror Common Stock or acquisitions of shares of Holdings Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

9.15 Access to, and Information of, Acquiror. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, Acquiror shall: (i) permit the Company and its advisers and other representatives to have reasonable access to Acquiror’s properties and facilities, books and records, Contracts and other documents and data related to the Acquiror Parties; and (ii) furnish, or cause to be furnished, to the Company any financial and operating data and other information (including Tax information) with respect to the Acquiror Parties as the Company shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (x) upon no less than two (2) Business Days prior written notice from the Company to Acquiror and (y) conducted at the Company’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each of Acquiror and its Subsidiaries. No information provided to or obtained by the Company pursuant to this Section 9.15 shall limit or otherwise affect the remedies available hereunder to the Company, or act as a waiver or otherwise affect the representations or warranties of Acquiror and its Subsidiaries in this Agreement. All information provided to or obtained by the Company heretofore or hereafter, including pursuant to this Section 9.15, shall be held in confidence by the Company in accordance with and subject to the terms of the Confidentiality Agreement and nothing herein shall modify or limit the obligations of the Company set forth therein. At any time prior to the Closing, Acquiror agrees to disclose, promptly upon written request from Seller, via a Form 8-K filing or press release, any information that Seller believes is material for the purchase or sale of Acquiror Common Stock, which purchase or sale Seller believes in good faith is not detrimental to or will not adversely affect the successful consummation of the transactions contemplated hereby. Notwithstanding anything herein to the contrary, Acquiror shall not be required to take any action, provide any access or furnish any information that would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which Acquiror is a party or bound, provided, that the parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (A) and (B) above.

9.16 Conduct of Business by Acquiror. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement, required by Law or consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed) Holdings shall, and shall cause each other Acquiror Party to, operate its business in the ordinary course and consistent with past practice. Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Holdings shall not, and shall cause each other Acquiror Party not to:

(a) amend or alter the Trust Agreement, certificate of incorporation, bylaws or other organizational documents of any Acquiror Party;

(b) (i) make or declare any dividend or distribution to the stockholders of any Acquiror Party or make any other distributions in respect of any Acquiror Party’s capital stock, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of any Acquiror Party’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of any Acquiror Party, other than a redemption of shares of Acquiror Common Stock in connection with the Transactions in accordance with the terms set forth in the Proxy Statement/Prospectus;

(c) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Acquiror Party or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred between Acquiror Parties;

(d) (i) issue or agree to issue any shares of any Acquiror Party’s securities or securities exercisable for or convertible into capital stock, or (ii) grant or agree to grant any additional options, warrants or stock appreciation rights with respect to any Acquiror Party’s securities not outstanding on the date hereof;

(e) make, change or rescind any material Tax election or settle or compromise any material Tax liability other than in the ordinary course;

(f) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of any Acquiror Party (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater); or

(g) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 9.16.

9.17 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give any Acquiror Party, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct any Acquiror Party’s operations prior to the Effective Time. Prior to the Effective Time, each of Acquiror and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

9.18 Post-Closing Directors and Officers of Holdings.

(a) The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Section 9.18(a) of the Company Disclosure Schedules and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of Holdings effective at the Closing; provided, that any such individuals not listed on Section 9.18(a) of the Company Disclosure Schedules shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement/Prospectus is filed with the SEC).

(b) The initial officers of Holdings as of the Effective Time shall be as set forth on Section 9.18(b) of the Company Disclosure Schedules, subject to any such individual’s death, resignation, removal or refusal to serve, in which case such position shall be determined by the Holdings Board following the Effective Time.

9.19 Acquiror Common Stockholder Redemption Amount. Acquiror shall prepare and deliver to Seller promptly following the Acquiror Stockholders’ Meeting, but in any event no later than two (2) Business Days after the Acquiror Stockholders’ Meeting, notification of the Acquiror Common Stockholder Redemption Amount, certified by an executive officer of Acquiror.

9.20 Pre-Closing Restructuring. The Company shall, and shall cause their respective Subsidiaries and Affiliates to, effectuate and consummate the Pre-Closing Restructuring prior to the Closing in accordance with the terms set forth on Section 1.01(a) of the Company Disclosure Schedules.

9.21 Nasdaq Listing. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts (a) to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, Nasdaq and (b) to cause the Holdings Common Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq as of the Closing Date.

9.22 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

9.23 PIPE Investment. Except to the extent provided in writing by Seller, no Acquiror Party shall permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) confer with the Company regarding timing of the Closing Date (as defined in the Subscription Agreements); (iv) deliver notices to counterparties to the Subscription Agreements at least five (5) Business Days prior to the Closing and no later than four (4) Business Days prior to the Acquiror Stockholders' Meeting to cause them to fund their obligations no later than one (1) Business Day prior to the date that the Closing is scheduled to occur hereunder and (v) without limiting Seller’s rights to enforce such Subscription Agreements, enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing.

9.24 Certain Ancillary Agreements. Except to the extent provided in writing by the Company, no Acquiror Party shall permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacement of, the Sponsor Agreement. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement, and otherwise comply with its obligations thereunder and to enforce its rights under such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to Acquiror; or (B) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under such agreement or any provisions of such agreement.

9.25 Acquiror Insurance Policy. In the event that Acquiror or any of its Affiliates binds any insurance policy related to the representations and warranties or other provisions of this Agreement (an “Acquiror Insurance Policy”), such Acqiuror Insurance Policy shall expressly provide that the insurer or insurers issuing such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Company or Blocker Seller (including any former, current or future Representative of the Company and/or Blocker Seller) based upon, arising out of, or in any way connected to this Agreement, the Transactions, or such Acquiror Insurance Policy. The Company, Seller and Blocker Seller shall be intended third party beneficiaries under any Acquiror Insurance Policy of the immediately preceding provision. Acquiror and its Affiliates shall not amend, waive, modify or otherwise revise the foregoing subrogation provision in any Acquiror Insurance Policy.

9.26 Extension. Following the execution of this Agreement, Acquiror shall seek the approval of the Acquiror Stockholders (in accordance with applicable Law and the Acquiror Organizational Documents) to extend the deadline, including by seeking a stockholder resolution to such effect, for Acquiror to consummate a Business Combination or Wind Up from November 20, 2020 to April 4, 2021, or such other earlier date as the Parties shall mutually agree (such date, the “Extension Date”) (the “Extension Approval”), and (b) Acquiror shall use commercially reasonable efforts to obtain the Extension Approval and shall comply with applicable Law in connection therewith.

9.27 Name Change. Promptly following the Closing, Acquiror and Holdings shall file certificate of amendments to their respective certificates of incorporation with the Secretary of State of the State of Delaware, which such amendments will change each of Acquiror and Holdings’ entity names to include “Paya”.

9.28 Post-Closing Contribution. Immediately following the Closing, Acquiror shall contribute all right, title and interest in and to the Company Units held by Acquiror to Blocker.

Article X
CONDITIONS TO OBLIGATIONS

10.01 Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect the Transactions shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(c) HSR Filings. The filings of Acquiror and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(d) Registration Statement. The Form S-4 containing the Proxy Statement/Prospectus shall have become effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(e) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

10.02 Conditions to the Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the Transactions shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Acquiror to the extent permitted by applicable Law:

(a) Representations and Warranties.

(i) Other than the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Authority; Board Approval), Section 5.04 (Capitalization), Section 5.07(b)(i) (Material Adverse Effect), and Section 5.22 (Brokers) (together, the “Company Fundamental Representations”), the representations and warranties of the Company contained in Article V of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(ii) Other than the representations and warranties set forth in Section 6.01 (Organization), Section 6.02 (Due Authorization), Section 6.04 (Brokers’ Fees) and Section 6.07 (Capitalization) (together, the “Blocker Fundamental Representations”), the representations and warranties of Blocker contained in Article VI of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Blocker Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(iii) Other than the representations and warranties set forth in Section 7.01 (Organization), Section 7.02 (Due Authorization), Section 7.03 (Title to Blocker Shares) and Section 7.06 (Brokers’ Fees) (together, the “Seller Fundamental Representations”), the representations and warranties of Seller and Blocker Seller contained in Article VII of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. The Company Parties shall have performed or complied, in each case, in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of the Company, that each of the conditions set forth in Section 10.02(a), Section 10.02(b) and Section 10.02(g) have been satisfied.

(d) Secretary’s Certificate. At Closing, the Company shall have delivered to Acquiror copies of the following, all certified by an authorized officer of the Company to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or formation of the Company, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

(ii) the Company LLC Agreement;

(iii) the resolutions of the board of managers or other governing body and of the unitholders or members of the Company authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby.

(e) FIRPTA. Each of Seller and Blocker Seller shall have delivered to Holdings a duly executed certification of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b).

(f) Tax Receivable Agreement. At Closing, the Company shall have delivered to Holdings the Tax Receivable Agreement executed by Seller, the Company, Blocker and Blocker Seller.

(g) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

10.03 Conditions to the Obligations of Seller, Blocker Seller, Blocker and the Company. The obligations of Seller, Blocker Seller, Blocker and the Company to consummate the Transactions shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 8.01 (Organization), Section 8.02 (Authorization), Section 8.05 (Brokers), Section 8.07 (Capitalization) and Section 8.11 (Pro Forma Capitalization of Acquiror) (together, the “Acquiror Fundamental Representations”), the representations and warranties of the Acquiror Parties contained in Article VIII of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Acquiror Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) an Acquiror Material Adverse Effect. The Acquiror Fundamental Representations shall be true and correct in all material respects (except Section 8.07 (Capitalization) and Section 8.11 (Pro Forma Capitalization of Acquiror) which may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. Each Acquiror Party shall have performed or complied, in each case, in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Acquiror shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of Acquiror, that each of the conditions set forth in Section 10.03(a), Section 10.03(b), Section 10.03(i) and Section 10.03(j) have been satisfied.

(d) Secretary’s Certificate. At Closing, each Acquiror Party shall have delivered to the Company copies of the following, all certified by an authorized officer of such Acquiror Party, to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation of each Acquiror Party, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation or formation, as applicable;

(ii) the bylaws of each Acquiror Party; and

(iii) resolutions of the board of directors or other governing body of each Acquiror Party authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby.

(e) SEC Compliance. Immediately prior to Closing, Acquiror shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f) Registration Rights Agreement. Holdings shall have delivered to Seller a duly executed counterpart signature page of Holdings and the Sponsors to the Registration Rights Agreement.

(g) Tax Receivable Agreement. At Closing, the Acquiror Parties shall have delivered to Seller the Tax Receivable Agreement executed by Holdings.

(h) Nominating Agreement. Holdings shall have delivered to Seller a duly executed counterpart signature page of Holdings to the Nominating Agreement.

(i) Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement.

(j) Minimum Funds. The Available Closing Date Trust Cash shall be equal to or greater than $200,000,000.00 and the Available Closing Date Total Cash shall be equal to or greater than $400,000,000.00.

(k) Trust Account. (i) Acquiror shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to Acquiror, all of the funds contained in the Trust Account shall have been actually disbursed to Acquiror, and all such funds disbursed from the Trust Account to Acquiror shall be available to Acquiror in respect of all of the obligations of Acquiror set forth in this Agreement and the payment of Acquiror’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereunder and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Acquiror’s ability to perform its obligations hereunder.

(l) Sponsor Agreement. Each of the covenants of each Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the Sponsors shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, or (ii) to terminate the Sponsor Agreement other than in accordance with its terms.

(m) Nasdaq Approval. The shares of Holdings Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Article XI
TERMINATION, AMENDMENT AND WAIVER

11.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Acquiror and Seller;

(b) by either Acquiror or Seller:

(i) if the Closing has not occurred on or before November 20, 2020 (the “Outside Date”); provided, that the Outside Date shall be automatically extended until the Extension Date if the Extension Approval is obtained; provided, further, however, that the right to terminate this Agreement under this Section 11.01(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, however, that if any Legal Proceeding for specific performance or other equitable relief by any Party with respect to this Agreement, any other Ancillary Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Outside Date, then the Outside Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Legal Proceeding and the Outside Date shall be deemed to be such later date for all purposes of this Agreement; or

(ii) if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

(iii) if, the Acquiror Stockholder Approval is not obtained;

(c) by Acquiror, if no Acquiror Party is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Company Party contained herein become untrue or inaccurate such that Section 10.02(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.01(c)); or (ii) there has been a breach on the part of any Company Party of any of its covenants or agreements contained in this Agreement such that Section 10.02(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.01(c)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to the Company, if curable; or

(d) by Seller, if Seller is not in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of the Acquiror Parties contained herein become untrue or inaccurate such that Section 10.03(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.01(d)); or (ii) there has been a breach on the part of any Acquiror Party of any of their covenants or agreements contained in this Agreement such that Section 10.03(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.01(d)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Acquiror, if curable; or

11.02 Manner of Exercise. In the event of termination by Acquiror or Seller, or both, in accordance with Section 11.01, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

11.03 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, all further obligations and liabilities of the parties under this Agreement will terminate and become void and of no force and effect, except that the obligations in Section 9.10(b) and Article XII and the Confidentiality Agreement will survive termination of this Agreement.

11.04 Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article XII
MISCELLANEOUS

12.01 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

12.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile or email upon electronic confirmation of receipt (excluding automatic acknowledgements of receipt), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to any Acquiror Party prior to the Closing, to:

c/o FinTech Acquisition Corp. III

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: James J. McEntee, III

Phone: (215) 701-9555

Email: jmce@stbwell.com

in each case, with a copy (which shall not constitute notice) to:

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

If to the Company, Seller or Blocker Seller, to:

GTCR-Ultra Holdings, LLC

c/o GTCR Management XI LLC

300 North LaSalle Street, Suite 5600

Chicago, Illinois 60654

Attention: Collin E. Roche and Aaron D. Cohen

Email: croche@gtcr.com and aaron.cohen@gtcr.com

with copies to:

GTCR Management XI LLC

300 North LaSalle Street, Suite 5600

Chicago, Illinois 60654

Attention: Collin E. Roche and Aaron D. Cohen

Email: croche@gtcr.com and aaron.cohen@gtcr.com

and:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Mark A. Fennell, P.C., Christian O. Nagler and Christopher M. Thomas, P.C.

Facsimile: (312) 862-2200

E-mail: mfennell@kirkland.com , christian.nagler@kirkland.com and christopher.thomas@kirkland.com

12.03 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, the Acquiror Disclosure Schedules, and the Company Disclosure Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

12.04 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

12.05 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, the Company shall bear and pay at or promptly after Closing, (a) all Acquiror Transaction Expenses, (b) all Reimbursable Transaction Expenses in an amount not to exceed $1,500,000 and (c) all Company Transaction Expenses; provided, further, that the Sponsors shall bear and pay at or promptly after Closing, all Reimbursable Transaction Expenses in excess of $1,500,000 in the aggregate.

12.06 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 12.02 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

12.07 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of this Agreement. Notwithstanding the foregoing, each Acquiror Party may assign this Agreement without the consent of any Person to any lender (or agent therefor) to such Acquiror Party or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by any Acquiror Party or their subsidiaries and affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of the Acquiror Parties in any form of transaction, which assignment shall not relieve such Acquiror Party of its obligations hereunder; provided further, that Seller and/or Blocker Seller may (a) delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of Seller or Blocker Seller so long as Seller or Blocker Seller, as applicable, remains fully responsible for the performance of the delegated obligations (if any), (b) following the Closing, assign to any acquirer of the equity or all or substantially all of the assets of Seller, Blocker Seller or any of their respective Affiliates (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) and (c) assign its rights, in whole or in part, to receive the Earnout Shares to any Person or Persons.

12.08 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

12.09 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

12.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the exhibits, annexes, schedules, the Acquiror Disclosure Schedules and the Company Disclosure Schedules (other than an exception expressly set forth as such in the Acquiror Disclosure Schedules or the Company Disclosure Schedules, as applicable), the statements in the body of this Agreement shall control.

12.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

12.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 12.06, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; for the avoidance of doubt, the parties may argue that no breach has occurred. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 12.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.13 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement and the Ancillary Agreements or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.15 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Acquiror and Seller; provided, however, that after the Acquiror Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Acquiror, without the receipt of such further approvals.

12.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Seller, Blocker Seller, Acquiror, Holdings or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.17 Acknowledgements.

(a) Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Seller Representations constitute the sole and exclusive representations and warranties of Seller and Blocker Seller in connection with the transactions contemplated by this Agreement; (iv) the Blocker Representations constitute the sole and exclusive representations and warranties of Blocker in connection with the transactions contemplated by this Agreement; (v) the Acquiror Representations constitute the sole and exclusive representations and warranties of the Acquiror Parties; (vi) except for the Company Representations by the Company, the Seller Representations by Seller and Blocker Seller, the Blocker Representations by Blocker and the Acquiror Representations by the Acquiror Parties, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (vi) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Seller Representations by Blocker Seller and Seller, the Blocker Representations by Blocker and the Acquiror Representations by the Acquiror Parties.

(b) Each party hereto shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Ancillary Agreements.

12.18 Certain Consents. Certain consents to the Transactions may be required from Governmental Authorities or parties to Contracts to which any Company Entity is a party and such consents have not been obtained and may not be obtained. Neither the Company Entities nor Blocker Seller or Seller will have any liability whatsoever to any Acquiror Party (and no Acquiror Party will be entitled to assert any claims, and no condition will be deemed unsatisfied), arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions (other than pursuant to the HSR Act or as expressly provided herein) or because of the default, acceleration or termination of or loss of right under any such contract, or other agreement as a result thereof.

12.19 Provision Respecting Legal Representation.

(a) It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Company Entities, Seller and Blocker Seller have retained Kirkland & Ellis LLP (collectively, the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Each Acquiror Party hereby agrees, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between any Acquiror Entity, the Company Entities and/or their Subsidiaries, on the one hand, and Seller, Blocker Seller and/or any of their respective Affiliates, on the other hand, the Retained Counsel may represent Seller, Blocker Seller and/or their respective Affiliates in such dispute even though the interests of Seller, Blocker Seller or their respective Affiliates may be directly adverse to the Acquiror Parties, the Company Entities or their respective Subsidiaries, and even though the Retained Counsel may have represented the Company Entities in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror Parties, the Company Entities or any of their respective Subsidiaries.

(b) Each Acquiror Party agrees that, after the Closing, neither any Acquiror Party, nor any of their respective Subsidiaries or Affiliates will have any right to access or control any of the Retained Counsel’s records relating to or affecting the Transactions with respect to its representation of Seller, Blocker Seller and the Company Entities, which will be the property of (and be controlled by) Seller and Blocker Seller. In addition, each Acquiror Party agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company Entities. Accordingly, Acquiror will not, and will cause each of its Subsidiaries and Affiliates (including, after Closing, the Company Entities) not to, use any Attorney-Client Communication remaining in the records of the Company Entities after Closing in a manner that may be adverse to Seller, Blocker Seller or any of their respective Affiliates. Acquiror agrees, on its own behalf and on behalf of its Subsidiaries and Affiliates (including, after Closing, the Company Entities), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Seller and Blocker Seller and will not pass to or be claimed by Acquiror or its Affiliates or the Company Entities, and (ii) Seller and Blocker Seller will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Acquiror will not, and will cause each of its Subsidiaries and Affiliates (including, after Closing, the Company Entities) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not Seller, Blocker Seller or any of their respective Affiliates; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not Seller, Blocker Seller or any of their respective Affiliates.

12.20 Release.

(a) Effective upon the Closing, each Company Party, for itself and on behalf of each of their respective successors and assigns, hereby releases and forever discharges each Acquiror Party and each Acquiror Party’s direct or indirect equityholders, controlling Persons, controlling Affiliates and representatives (and any representatives of any of the foregoing), in each case solely in their capacities as such, of and from any and all actions, causes of action, suits and liabilities relating to or arising out of relating to any matter, occurrence, action or activity on or prior to the Closing Date other than (i) any rights, claims or causes of action under this Agreement or any Ancillary Agreement or (ii) any employment, severance, bonus or similar agreement or arrangement between a Company Party and a current officer or director that continues to remain in effect following the Closing.

(b) Effective upon the Closing, each Acquiror Party, on behalf of itself and its successors and assigns, hereby releases and forever discharges the Company Parties and their respective representatives, in each case solely in their capacities as such, of and from any and all actions, causes of action, suits and liabilities relating to or arising out of relating to any matter, occurrence, action or activity on or prior to the Closing Date other than (i) any rights, claims or causes of action under this Agreement or any Ancillary Agreement or (ii) any employment, severance, bonus or similar agreement or arrangement between an Acquiror Party and a current officer or director that continues to remain in effect following the Closing.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

FINTECH III MERGER SUB CORP.

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

FINTECH ACQUISITION CORP. III

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

FINTECH ACQUISITION CORP. III PARENT CORP.

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

[Signature page to Merger Agreement]

GTCR FUND XI/C LP By: GTCR Partnership XI/A&C LP Its: General Partner By: GTCR Investment XI LLC Its: General Partner

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Title:	Authorized Signatory

GTCR-ULTRA HOLDINGS, LLC

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Title:	Vice President and Secretary

GTCR-ULTRA HOLDINGS II, LLC

By:	/s/ Jeff Hack
Name:	Jeffrey Hack
Title:	President and Chief Executive Officer

GTCR/ULTRA BLOCKER, INC.

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Title:	Vice President and Treasurer

[Signature page to Merger Agreement]